SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12.

Nationwide Financial Services, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 29, 2006

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215-2220

Dear Nationwide Financial Services, Inc. Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Nationwide Financial Services, Inc. on May 3, 2006. The meeting will begin at 1:30 p.m. at our home office located at One Nationwide Plaza, Columbus, Ohio 43215-2220.

Included with this letter are the official Notice of Annual Meeting of Shareholders, Proxy Statement and form of proxy and our Annual Report to Shareholders. The matters listed in the Notice of Annual Meeting of Shareholders are described in detail in the enclosed Proxy Statement.

The vote of every shareholder is important. Please sign, date and promptly return your proxy to us by mail in the enclosed postage paid envelope. Alternatively, you may vote your proxy by telephone or via the Internet instead of mailing the proxy card. Please refer to the proxy card for voting instructions. Our Board of Directors and management look forward to greeting those shareholders who are able to attend.

Sincerely,

/s/ W.G. Jurgensen

W.G. Jurgensen

Chief Executive Officer

NATIONWIDE FINANCIAL SERVICES, INC.

One Nationwide Plaza

Columbus, Ohio 43215-2220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 29, 2006

To the Shareholders of Nationwide Financial Services, Inc.:

The Annual Meeting of Shareholders of Nationwide Financial Services, Inc. will be held at 1:30 p.m. on May 3, 2006, at One Nationwide Plaza, Columbus, Ohio 43215-2220, for the following purposes:

1.  To elect the Class III directors to serve until the expiration of their terms and until their successors are elected;

2.  To vote on the proposal to re-approve the material terms of the performance goals of the Nationwide Financial Services, Inc. Senior Executive Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

3.  To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006;

4.  To vote on a shareholder proposal regarding the Company’s executive compensation plans; and

5.  To transact such other business as may properly come before the Annual Meeting of Shareholders, or any adjournments thereof.

The Board of Directors has set March 6, 2006 as the record date for the Annual Meeting of Shareholders. Shareholders of record at the close of business on March 6, 2006 are entitled to vote on the matters submitted to a vote at the meeting. At least ten (10) days prior to the Annual Meeting of Shareholders, a complete list of shareholders entitled to vote at the meeting will be available for examination in our Secretary’s office during regular business hours.

By Order of the Board of Directors,

/s/ Thomas E. Barnes
Thomas E. Barnes
Vice President—Assistant to the CEO
and Secretary

Page
General Information About the Meeting and Voting	1
Proposal 1—Election of Directors	5
Executive Compensation and Other Information	16
Report of the Compensation Committee on Executive Compensation	23
Employment Agreements	29
Beneficial Ownership of Common Stock	31
Section 16(a) Beneficial Ownership Reporting Compliance	33
Description of Compensation Plans	33
Performance Graph	36
Certain Relationships and Related Party Transactions	37
Proposal 2—Re-approval of the Material Terms of the Performance Goals of the Nationwide Financial Services, Inc. Senior Executive Incentive Plan for Purposes of Section 162(m) of the Internal Revenue Code	41
Equity Compensation Plan Information	42
Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm	43
Audit Committee Report	47
Proposal 4—Shareholder Proposal Regarding the Company’s Executive Compensation Plans	48
Proposals by Shareholders for the 2007 Annual Meeting	51
Other Matters	51
Appendix A—Independence Standards for Directors	A-1
Appendix B—Nationwide Financial Services, Inc. Senior Executive Incentive Plan	B-1
Appendix C—Audit Committee Charter	C-1

NATIONWIDE FINANCIAL SERVICES, INC.

One Nationwide Plaza

Columbus, Ohio 43215-2220

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Nationwide Financial Services, Inc. (the “Company”) to be voted at our Annual Meeting of Shareholders to be held on May 3, 2006, and at any adjournments of the meeting.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Q:	Where and when is the Annual Meeting of Shareholders?

A:	The Annual Meeting of Shareholders will be held on May 3, 2006 at 1:30 p.m., at our home office located at One Nationwide Plaza, Columbus, Ohio 43215-2220.

Q:	Who is receiving this mailing?

A:

Shareholders of record at the close of business on March 6, 2006 are entitled to receive the notice of Annual Meeting of Shareholders and proxy statement. On or about March 29, 2006, we mailed the notice, this proxy statement, the proxy card and a copy of our Annual Report to Shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2005) to shareholders of record as of March 6, 2006.

Q:	Who may vote at the Annual Meeting of Shareholders?

A:

The Board of Directors has set March 6, 2006 as the record date for the Annual Meeting of Shareholders. Individuals and entities holding our Class A or Class B common stock as of the close of business on March 6, 2006 are entitled to vote on matters submitted to a vote at the meeting.

Q:	What proposals will be voted on at the Annual Meeting of Shareholders?

A:	Shareholders will be voting on the following proposals:

♦	election of the Class III directors

♦

re-approval of the material terms of the performance goals of the Nationwide Financial Services, Inc. Senior Executive Incentive Plan (“SEIP”) for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)

♦	ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006

♦	a shareholder proposal regarding the Company’s executive compensation plans

Q:	What if other matters come up at the Annual Meeting of Shareholders?

A:

The matters described in this proxy statement are the only matters we know will be voted on at the Annual Meeting of Shareholders. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Q:	How many votes am I entitled to cast?

A:

The holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share. Nationwide Corporation holds all outstanding shares of Class B common stock.

Q:	How many shares are outstanding?

A:	At the close of business on March 6, 2006, the Company had 56,413,183 outstanding shares of

Class A common stock and 95,633,767 outstanding shares of Class B common stock. The holders of Class A and Class B common stock will vote together as a single class on all proposals submitted to a vote of shareholders.

Q:	Who has a controlling interest and how will they cast their votes?

A:

As of March 6, 2006, Nationwide Corporation owned all of the outstanding shares of Class B common stock, representing approximately 94.4% of the combined voting power of the Company. Therefore, Nationwide Corporation controls the outcome of actions that require shareholder approval. Nationwide Corporation has advised the Company that it intends to vote its shares:

♦	“for” the Class III director nominees

♦	“for” the re-approval of the material terms of the performance goals of the SEIP

♦	“for” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006

♦	“against” the shareholder proposal

Q:	What should I do now in order to vote?

A:	You should read this proxy statement, decide how you want to vote on each proposal, and then vote in one of the following ways:

♦

return your completed and signed proxy card to the Company by mail in the enclosed postage paid envelope as soon as possible to ensure that your shares will be represented at the Annual Meeting of Shareholders

♦	vote by telephone by calling 1-866-540-5760

♦	vote electronically via the Internet at http://www.proxyvoting.com/nfs

♦	vote your shares in person by attending the Annual Meeting of Shareholders

The telephone and Internet voting procedures contained on the enclosed proxy card include a control number for you to authenticate that you are a shareholder of record and allow you to vote your shares. Please have your control number available if you call or use the Internet to vote.

Q:	Can I change my vote after I have returned my signed proxy card by mail, voted by telephone or voted via the Internet?

A:	Yes. You can change your vote in one of the following ways at any time before your proxy is voted at the Annual Meeting of Shareholders:

♦	revoke your proxy by written notice to the Secretary of the Company

♦	timely submit a new, later dated proxy card or later dated vote by telephone or via the Internet

♦	attend the Annual Meeting of Shareholders and vote in person

If you are a registered shareholder of the Company, you may obtain a new proxy card by contacting Mellon Investor Services at 1-866-541-9688. If you are not a registered shareholder of the Company, you will need to contact your broker to obtain a new proxy card.

Q:	May I vote in person?

A:

If you are a shareholder of record on March 6, 2006, or an individual appointed to be a proxy for a shareholder of record, you may vote in person at the meeting. If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, you will have to contact that bank, broker or other nominee to obtain their proxy. If you obtain their proxy, you must bring that document with you to the Annual Meeting of Shareholders.

Q:	What if someone does not have discretionary authority to vote?

A:

If a broker or other shareholder of record returns a proxy indicating that they do not have discretionary authority to vote as to a particular proposal, we will consider those shares as broker non-votes.

Q:	How do I vote if my shares are held in the Nationwide Savings Plan?

A:

If you hold shares of Class A common stock in the Nationwide Savings Plan, your completed proxy card will serve as voting instructions to Nationwide Trust Company, FSB, the plan trustee. If you do not return your proxy card (or if you submit it with an unclear vote or with no vote at all), the plan trustee will vote your shares in the same proportion as shares for which instructions were received.

Q:	How many shares must be present to hold the Annual Meeting of Shareholders?

A:

In order for us to properly conduct business at the meeting, a quorum must be present. Under our Amended and Restated Bylaws, a majority of the voting power of the Company’s common stock, present in person or represented by proxy, including abstentions and broker non-votes, constitutes a quorum for the purposes of the meeting. Abstentions occur when a shareholder abstains from voting as to a particular matter.

Q:	How many votes are required to elect the Class III director nominees?

A:

Under Section 216 of the Delaware General Corporation Law, directors are elected by a plurality of the votes cast at the meeting. This means that the four nominees who receive the largest number of “for” votes cast will be elected as directors. Shareholders may cast votes “for” or “withhold” votes with respect to the election of directors. Shareholder votes that are withheld will not be included in the vote and will not affect the outcome.

Q:

How many votes are required to re-approve the material terms of the performance goals of the Nationwide Financial Services, Inc. Senior Executive Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code?

A:

Under the laws of the State of Delaware, re-approval of the material terms of the performance goals of the SEIP requires the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote. Shareholders may cast votes “for,” “against” or “abstain” when voting with respect to this proposal. Abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect. For Internal Revenue Code purposes, approval requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be included in the vote and will not affect the outcome for Internal Revenue Code purposes.

Q:	How many votes are required to ratify KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006?

A:

The proposal to ratify KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 requires that a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders vote “for” this proposal. Shareholders may cast votes “for,” “against” or “abstain” when voting with respect to this proposal. Abstentions will have the effect of a vote against the proposal.

Q:	How many votes are required to approve the shareholder proposal?

A:

Approval of the shareholder proposal requires that a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting of Shareholders vote “for” the proposal. Shareholders may cast votes “for,” “against” or “abstain” when voting with respect to the shareholder proposal. Abstentions will have the effect of a vote against the shareholder proposal and broker non-votes will have no effect.

Q:	What are the voting recommendations of the Board?

A:	The Board is soliciting your proxy and recommends a vote “for” the following proposals:

♦	election of each of the Class III directors

♦	re-approval of the material terms of the performance goals of the SEIP

♦	ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006

The Board recommends a vote “against” the shareholder proposal. The Board’s statement in opposition to the shareholder proposal can be found later in this proxy statement following the description of the proposal.

If you return a properly signed proxy card but do not indicate how your shares should be voted, the proxy holders will vote your shares in accordance with the Board’s recommendations described above.

Q:	What if I have a question to be asked at the Annual Meeting of Shareholders?

A:	You may ask a question at the Annual Meeting of Shareholders by following the Rules of Conduct established for the meeting, copies of which will be available at the meeting.

Q:	Who will pay for this proxy solicitation, and will I receive proxy solicitations by any other means?

A:

The Company will pay the cost of soliciting proxies. In addition to this mailing, directors, officers and employees of the Company also may solicit proxies in person, by telephone or by other means of communication. Our employees will not receive additional compensation for soliciting proxies, except reimbursement of reasonable out-of-pocket expenses.

We will arrange for custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of record. We will reimburse these individuals for reasonable expenses incurred in connection with forwarding proxy materials.

Q:	What is “householding”?

A:

We have adopted a procedure called “householding,” as permitted under the rules of the Securities Exchange Act of 1934. Under this procedure, a single copy of the Annual Report to Shareholders and the proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and mailing fees.

Shareholders who participate in householding will continue to receive separate proxy cards.

Householding will not affect dividend check mailings in any way.

If a single copy of the Annual Report to Shareholders and the proxy statement was delivered to an address that you share with another shareholder and you desire another copy, we will promptly deliver a separate copy at your written or oral request to Mark Barnett, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215-2220, (614) 677-5331.

Q:	How do I revoke my consent to the householding program?

A:

If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you may revoke your consent to householding by contacting Mellon Investor Services, either by calling toll free at 1-866-541-9688 or by Internet at http://www.melloninvestor.com. If you revoke your consent to householding, you will receive your individual mailing within 30 days of your revocation notice or at the next scheduled mailing, whichever comes first.

Some brokerage firms have adopted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of twelve directors divided into three classes: I, II and III. At each Annual Meeting of Shareholders, directors of one class will be elected for a three year term to succeed the directors whose terms are expiring. At this year’s meeting, four Class III directors will be elected to hold office until the 2009 Annual Meeting of Shareholders and until their successors are elected. W.G. Jurgensen, Lydia M. Marshall, David O. Miller and Martha Miller de Lombera are the nominees for Class III directors. Each currently serves as a Class III director of the Company and has agreed to continue to serve if elected.

Information regarding the Class I and Class II directors who will continue in office after the Annual Meeting of Shareholders until the expiration of their terms, as well as the Class III director nominees, is listed below.

Nominees for Class III Directors

Name	Age	Director Since	Year Term Will Expire[1]
W.G. Jurgensen	54	May 2000	2009
Lydia M. Marshall	57	February 1997	2009
David O. Miller	67	November 1996	2009
Martha Miller de Lombera	58	August 2003	2009

[1]	The year term will expire if elected at this year’s Annual Meeting of Shareholders.

Class I Directors

Name	Age	Director Since	Year Term Will Expire
James G. Brocksmith, Jr.	65	April 1997	2007
Keith W. Eckel	59	May 2004	2007
James F. Patterson	64	November 1996	2007
Gerald D. Prothro	63	February 1997	2007

Class II Directors

Name	Age	Director Since	Year Term Will Expire
Joseph A. Alutto	64	May 2002	2008
Donald L. McWhorter	70	February 1997	2008
Arden L. Shisler	64	November 1996	2008
Alex Shumate	55	May 2002	2008

The Board of Directors recommends that shareholders

vote “FOR” each of the Class III nominees for election as directors.

Biographical Information

Directors

Arden L. Shisler has been Chairman of the Board since June 2003 and a director of the Company since November 1996. Since June 2003 Mr. Shisler has served as Chairman of the Board, and since May 2002 he has served as a director, of Nationwide Life Insurance Company (“Nationwide Life”) and Nationwide Life and Annuity Insurance Company (“Nationwide Life and Annuity”). He is also a director and Chairman of the Board of Nationwide Mutual Insurance Company (“Nationwide Mutual”), Nationwide Mutual Fire Insurance Company (“Nationwide Mutual Fire”) and Nationwide Corporation and a director of Gartmore Global Asset Management Trust, a subsidiary of Nationwide Corporation. Mr. Shisler also serves as trustee for the following registered investment companies: Gartmore Mutual Funds and Gartmore Variable Insurance Trust.

Mr. Shisler was a consultant to K & B Transport, Inc., a trucking firm, from January 2003 to December 2004. Previously, he was President and Chief Executive Officer of K & B Transport, Inc. from January 1992 to January 2003 and Chief Operating Officer from April 1986 to January 1992.

W.G. Jurgensen has been Chief Executive Officer of the Company since August 2000 and a director of the Company since May 2000. He served as Chairman of the Board from January 2001 to June 2003 and Chief Executive Officer-Elect from May to August 2000. Since August 2000, he has been Chief Executive Officer of Nationwide Mutual, Nationwide Mutual Fire, Nationwide Life and Nationwide Life and Annuity, and was Chief Executive Officer-Elect of those companies from May to August 2000. He also serves as Chief Executive Officer of several other companies within Nationwide, which is comprised of the Company, Nationwide Mutual, Nationwide Mutual Fire and all of their respective subsidiaries and affiliates (collectively, “Nationwide”).

Mr. Jurgensen has been a director of Nationwide Mutual, Nationwide Mutual Fire, Nationwide Life and Nationwide Life and Annuity since May 2000 and serves as a director of several other companies within Nationwide, as well as a trustee of Nationwide Foundation, a not-for-profit corporation that contributes to nonprofit agencies and community projects. Mr. Jurgensen has been a director of ConAgra Foods, Inc., a producer and marketer of food products, since August 2002.

Before joining Nationwide, Mr. Jurgensen was Executive Vice President of Bank One Corporation, an investment banking and financial services institution, from October 1998 to May 2000. He served as Executive Vice President of First Chicago NBD Corporation, a financial institution, and Chairman of FCC National Bank, a financial institution, from November 1996 to May 1998.

Joseph A. Alutto has been a director of the Company, Nationwide Life and Nationwide Life and Annuity since May 2002. Dr. Alutto has been Dean of the Fisher College of Business at The Ohio State University since March 1991. He has been a director of M/I Homes, Inc., a builder of single family homes, since February 2005, and of United Retail Group, Inc., a retailer of women’s apparel and accessories, since December 1992.

James G. Brocksmith, Jr. has been a director of the Company since April 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. He has been a director of Alberto-Culver Company, a manufacturer and marketer of consumer products, since October 2002; a director of Sempra Energy, a designer and implementer of energy solutions for businesses, governments and institutions, since October 2001; and a director of AAR Corporation, a supplier to the aviation/aerospace industry, since January 2001.

Mr. Brocksmith retired from KPMG LLP in January 1997, where he was Deputy Chairman and Chief Operating Officer. He was employed at KPMG LLP for 32 years.

Keith W. Eckel has been a director of the Company since May 2004. He has been a director of Nationwide Mutual and Nationwide Mutual Fire since 1996, Nationwide Corporation since 1998, and Nationwide Life and Nationwide Life and Annuity since May 2004. He has served as the Chairman of the Board of Gartmore Global Asset Management Trust, a subsidiary of Nationwide Corporation, since April 2004, and is also a trustee of Nationwide Foundation.

Mr. Eckel has been a partner of Fred W. Eckel Sons, a vegetable farming operation, and President and Treasurer of Eckel Farms, Inc., since 1982.

Lydia M. Marshall has been a director of the Company since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Ms. Marshall has been a director of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since October 2001, and also serves as a director of Scottsdale Insurance Company, a subsidiary of Nationwide Mutual, and as a trustee of Nationwide Foundation.

Ms. Marshall has been a director of Seagate Technology, a designer, manufacturer and marketer of hard disc drives, since April 2004. Previously, she was founder, Chair and Chief Executive Officer of Versura Inc., an Internet-based service provider to financial institutions, colleges and universities, from October 1999 to August 2004.

Ms. Marshall served as the Managing Director of Rockport Capital Incorporated, a provider of private equity funds for corporate ventures, from September 1997 to October 1999, and Executive Vice President-Marketing of the Student Loan Marketing Association (“Sallie Mae”), a provider of funds for educational loans, from July 1993 to September 1997. Prior to that time, Ms. Marshall held several positions with Sallie Mae and with Citicorp, a provider of banking and financial services.

Donald L. McWhorter has been a director of the Company since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. McWhorter retired from Banc One Corporation, an investment banking and financial services institution, in April 1995 after serving as President and Chief Operating Officer since April 1992. Previously, he was Chairman and Chief Executive Officer of Banc One Ohio Corporation from July 1989 to April 1992 and held other positions with Banc One Ohio prior to that time.

David O. Miller has been a director of the Company since November 1996. From April 1985 until May 2001 Mr. Miller served, and since May 2002 serves, as a director of Nationwide Life and Nationwide Life and Annuity. Mr. Miller served as Chairman of the Board of Nationwide Life, Nationwide Life and Annuity and Nationwide Corporation from April 1998 to May 2001 and has served on the board of directors of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since April 1985. He is Chairman of the Board of Scottsdale Insurance Company and serves as a trustee of Nationwide Foundation.

Mr. Miller has been a land and apartment developer since 1962. He has been the President of Owen Potato Farm, Inc. since 1962 and has been a partner of Newark Properties LTD, a real estate development firm, since 2000. Previously, Mr. Miller was a partner of M&M Enterprises, a real estate development firm, from 1974 to 2001.

Martha Miller de Lombera has been a director of the Company, Nationwide Life and Nationwide Life and Annuity since August 2003. Ms. Miller de Lombera retired from Procter & Gamble, a consumer products company, in April 2001 after 25 years of service. Most recently, she served as Vice President and General Manager of Procter & Gamble’s Latin American North Market Development Organization from 1998 to April 2001.

Ms. Miller de Lombera has been a director of Ryerson Tull, Inc., a North American distributor and processor of metals, since January 2004, and served as a director of Grupo Aeroportuario del Sureste, S.A. de C.V., an airport operator in southeastern Mexico, from March 2001 through April 2005.

James F. Patterson has been a director of the Company since November 1996, and has served as a director of Nationwide Life and Nationwide Life and Annuity since May 2002, as well as from April 1989 until May 2001. He has been a director of Nationwide Mutual, Nationwide Mutual Fire and Nationwide Corporation since April 1989 and Vice Chairman since April 2001. He formerly served as Chairman of the Board of Nationwide Mutual Fire from April 1994 to April 2001. Mr. Patterson also serves as a director of Gartmore Global Asset Management Trust and a trustee of Nationwide Foundation.

Mr. Patterson has operated the Patterson Fruit Farm since 1964 and has been the President of Patterson Farms, Inc. since December 1991.

Gerald D. Prothro has been a director of the Company since February 1997, and a director of Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Prothro has been Managing Director of IKT Investments, Ltd., a technology consulting and private investments firm, since December 2000. He was Senior Vice President and Chief Technology Officer at BroadStream Communications Corporation, a provider of wireless broadband next generation network services, from May 1999 to December 2000. Previously, Mr. Prothro was Managing Director of IKT, Inc., a consultant to the telecommunications industry specializing in technology integration and network computing, from July 1998 to May 1999. He retired from International Business Machines Corporation (“IBM”), an information technology company, in 1998 after nearly 30 years of service. Mr. Prothro held executive positions with IBM, including Vice President for Corporate Strategy, Vice President and IBM Chief Information Officer, and IBM Director and Secretary of the Corporate Management Committee.

Alex Shumate has been a director of the Company, Nationwide Life and Nationwide Life and Annuity since May 2002. Mr. Shumate has been a partner of the law firm of Squire, Sanders & Dempsey L.L.P. since February 1988, and Managing Partner of its Columbus office since 1991. He has been a director of Wm. Wrigley Jr. Company, a provider of consumer foods, since 1998 and a director of Cincinnati Bell, Inc., a provider of telecommunications products and services, since July 2005.

Executive Officers

A list of the Company’s Executive Officers, including biographical information, appears in the Company’s Annual Report on Form 10-K for year ended December 31, 2005, a copy of which is contained in the Annual Report to Shareholders included in this mailing.

The Board of Directors and its Committees

The full Board of Directors met eight times during 2005. The Board of Directors has the following standing committees: an Audit Committee, a Compensation Committee, a Governance Committee, a Finance Committee and an Officer Election Committee. The Governance Committee also serves as the nominating committee.

The charters of each committee, the Company’s Governance Guidelines and other governance documents are posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. They are also available in print, free of charge, to shareholders upon request. You may request a copy by contacting Mark Barnett, Vice President—Investor Relations, by mail at One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331.

Audit Committee

The Audit Committee is a separately designated standing committee of the Board of Directors established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of four directors, all of whom are independent as defined by the Independence Standards for Directors adopted by the Company’s Board of Directors, the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) listing standards. The purpose of the Audit Committee is to engage and oversee the Company’s independent registered public accounting firm and to assist the Board of Directors in its oversight of:

♦	the integrity of the Company’s financial statements;

♦	the Company’s compliance with legal and regulatory requirements, including requirements of the SEC, the National Association of Securities Dealers (“NASD”) and the NYSE;

♦	the qualifications, independence and services of the independent registered public accounting firm; and

♦	the performance of the Company’s internal auditors and independent registered public accounting firm.

The Audit Committee operates under a written charter approved by the Board of Directors. The charter provides that the Audit Committee’s responsibilities fall into five categories of activities as generally described below:

Authority and Committee Governance Activities

The Audit Committee reviews its charter annually and updates it as necessary. It also receives reports from management and the independent registered public accounting firm as it requests or as is required by law or regulation, including reports required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the listing standards of the NYSE and the rules of the SEC and the NASD. It also receives and considers the regular reports of management regarding the establishment and quarterly and annual assessments of internal controls and disclosure controls, including any significant deficiencies in the controls or any fraud involving management or other employees who have a significant role in such controls. The Audit Committee meets separately and periodically with management, internal auditors and representatives of the independent registered public accounting firm. It also conducts an annual performance self-evaluation.

Engagement and Oversight of Independent Registered Public Accounting Firm

The Audit Committee appoints (subject to ratification by the shareholders), terminates, compensates and oversees the work of the Company’s independent registered public accounting firm, which reports to the Audit Committee. It reviews and approves the scope and plan of the annual audit by the independent registered public accounting firm. It establishes and annually reviews the Company’s policy regarding engagement of independent registered public accounting firms and approves all audit and non-audit services (and related fees) provided by such firms. At least annually, the Audit Committee obtains and reviews a report by the independent registered public accounting firm describing the firm’s internal quality control review, any peer review of the firm, or any inquiry board investigation by governmental or professional authorities within the preceding five years, as well as any steps taken to deal with any issues raised by such reviews, and, to assess the independent registered accounting firm’s independence, all relationships between the registered accounting firm and the Company. It also reviews any audit problems or difficulties with management’s response with the Company’s independent registered public accounting firm, sets hiring policies for the Company’s employment of current or former employees of the independent registered public accounting firm and monitors the required rotation of the lead engagement and review partners of the independent registered public accounting firm.

Oversight of Financial Reporting Activities

The Audit Committee meets to (i) review and discuss the annual audited consolidated financial statements and quarterly unaudited consolidated financial statements with management and representatives of the independent registered public accounting firm, including a review of the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (ii) discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, and (iii) timely review, with management and representatives of the independent registered public accounting firm, the audit of the Company’s financial statements.

Oversight of Internal Audit Function

The Audit Committee ensures that the Company establishes and maintains an effective internal audit function, and considers and reviews with management any significant findings, management’s responses thereto, and the adequacy of the Company’s internal controls.

Other Activities

The Audit Committee may engage and compensate independent counsel and other advisers as it deems necessary to carry out its duties; discusses policies with respect to risk assessment and risk management; reviews with management the results of the Company’s monitoring of compliance with the conflict of interests policy, waivers of that policy and required disclosure of such waivers; and reviews management’s assessment of legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs and reports received from regulators. The Audit Committee regularly reports its actions to the Board of Directors.

Audit Committee Membership

Ms. Marshall and Messrs. Brocksmith, Eckel and Prothro are the members of the Audit Committee, and Mr. Brocksmith serves as chairman. He also serves on the board of directors and audit committee of three other public companies. The Company’s Governance Guidelines provide that no director may serve on the board of directors of more than three other public companies or the audit committee of more than two other public companies unless the Board of Directors of the Company concludes that such service will not impair the ability of such director to serve on the Board or Audit Committee of the Company. The Audit Committee considered Mr. Brocksmith’s effectiveness in serving in his roles on the Board and Audit Committee and determined that his service on other boards and committees did not interfere with or impair his performance or ability to effectively serve. In addition, Mr. Brocksmith’s service on more than the preferred number of boards and audit committees preceded the implementation of the Governance Guidelines relating to service on multiple boards and audit committees.

Mr. Brocksmith, who is independent under the NYSE listing standards, has been designated by the Board as an audit committee financial expert within the meaning of applicable SEC rules. The Board has concluded that he has accounting and related financial management expertise within the meaning of the NYSE listing standards.

The Audit Committee met ten times during 2005. For more information regarding the activities of the Audit Committee, see the Audit Committee Report included later in this proxy statement.

Compensation Committee

The Compensation Committee consists of four directors, all of whom are independent as defined by the NYSE listing standards and the Independence Standards for Directors adopted by the Board of Directors. The Compensation Committee’s primary purpose is to discharge the responsibilities of the Board as they relate to the compensation of the Company’s executive officers. The Compensation Committee also carries out the Board’s oversight responsibilities by reviewing the human resources, compensation and benefit practices of the Company and provides an annual report on executive compensation for inclusion in the annual proxy statement.

The Compensation Committee operates under a written charter approved by the Board of Directors. The charter provides that the Compensation Committee’s duties include, among other things:

♦	oversight and review of the Company’s human resources programs for directors, executive officers and employees of the Company; and

♦

responsibility for approval of incentive and equity compensation plans and plan awards under incentive and equity compensation plans for certain executive officers of the Company, including those named in the Summary Compensation Table appearing in the “Executive Compensation and Other Information” section of this proxy statement, and those who are “officers” within the meaning of Rule 16a-1(f) of the Exchange Act.

The Compensation Committee has the sole authority to retain and terminate any consultant assisting in the evaluation of compensation and has the power to retain independent counsel, auditors or others to assist in the conduct of any investigation into matters within the Compensation Committee’s scope of responsibilities.

Messrs. Brocksmith, McWhorter, Miller and Prothro are the members of the Compensation Committee, and Mr. Miller serves as chairman. The Compensation Committee met six times during 2005.

Governance Committee

The Governance Committee consists of five directors, all of whom are independent as defined by the NYSE listing standards and the Independence Standards for Directors adopted by the Company’s Board of Directors. The Governance Committee’s primary purposes are to:

♦	assist the Board in fulfilling its responsibilities by reviewing and developing governance guidelines, structures and processes of the Board, and recommending appropriate changes from time to time;

♦	identify potential Board members and recommend candidates to the Board for nomination for election as directors at the Annual Meeting of Shareholders; and

♦	lead the annual self-evaluation of Board performance undertaken by the full Board.

The Governance Committee operates under a written charter approved by the Board of Directors. The charter provides that the Governance Committee’s duties include, among other things:

♦	reviewing and recommending appropriate changes in the guidelines, structure and processes of the Board related to the governance of the Board and the Company;

♦

reviewing nominations and recommending candidates for director, after evaluating the needs of the Board, including the need for additional or different skills and experience, as well as geographical, racial, ethnic or other diversity needs;

♦	recommending and implementing an evaluation process and developmental plan for the Board; and

♦	conducting an annual performance self-evaluation.

The Governance Committee has the sole authority to retain and terminate any search firm to identify director candidates and has the power to retain independent counsel, auditors or others to assist it in the conduct of any investigation into matters within its scope of responsibilities.

Policy on Director Nominations

The Governance Committee has recommended, and the Board has adopted, the Policy on Director Nominations, which governs consideration of director nominations by shareholders who are entitled to vote in the election of directors of the Company. This policy is posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. The Policy on Director Nominations provides that recommendations concerning potential candidates may be submitted to the Secretary of the Company by mailing the recommendations to One Nationwide Plaza, 1-38-03, Columbus, Ohio 43215-2220. Any recommendations from shareholders should be accompanied by a detailed résumé of the candidate, a description of his or her relationship to the nominating shareholder and the Company (if any), the consent of the candidate to serve as a director in the event he or she is nominated and elected, and a description of the nominating shareholder’s relationship to the Company, including documentation reflecting the number and type of securities owned and the period for which the securities have been held. Recommendations must be received not later than October 31 of each calendar year for consideration in connection with elections to be held at the following year’s Annual Meeting of Shareholders.

Policy Statement Regarding Board Composition and Selection of New Board Members

Recommended candidates are evaluated based on the criteria set forth in the Company’s Governance Guidelines and Board Policy Statement Regarding Board Composition and Selection of New Board Members, both of which are also posted on the same area of the Company’s website described above. The process is the same for all nominees, including those recommended by shareholders. Generally, as set forth in the Governance Guidelines, the Governance Committee will recommend candidates for election to the Board of Directors who complement the existing range of experience, expertise and relationships. In addition, candidates must be dedicated to the long-term interests of the Company, its shareholders and customers. The candidate must have the time to carry out all of the duties of a director of the Company and must have the personal skills to be a contributing and productive member of the Board of Directors.

The Board Policy Statement Regarding Board Composition and Selection of New Board Members contains the process for identifying potential candidates for election to the Board of Directors. The Policy Statement provides that the Governance Committee has the responsibility for recommending a candidate to fill a Board vacancy, but the ultimate decision on the nomination of a candidate is solely that of the Board as a whole. The Governance Committee has the following responsibilities as part of its recommendation process:

♦

The Governance Committee should assess the experience, expertise and business relationships represented by the continuing Board members, in light of the existing and planned businesses of the Company, to determine the skills and background the new Board member should have to complement those of the continuing Board members.

♦

The Governance Committee should actively seek suggestions for possible nominees from interested outside groups, other Board members and senior management, and should consider using executive search firms to assist it in finding candidates with the skills and backgrounds needed.

♦	The Governance Committee should carefully review the résumés of the candidates and seek personal references before recommending a candidate.

♦

The Governance Committee should interview any person it proposes to the Board as a nominee for a vacancy, and should also provide an opportunity for the Chief Executive Officer to interview the prospective candidate.

♦

The Governance Committee should make its recommendation to the Board in writing, describing the experience, expertise and background of the proposed nominee, and the ways in which he or she will complement the skills and backgrounds represented by the continuing members of the Board.

♦

In light of the importance of the decision, ample time should be allowed for the Board to consider the Governance Committee’s recommendations. The Chief Executive Officer should play an active role in the selection process, but it is the responsibility of the Board, not any individual director or any committee, to make these important decisions.

♦

To help make new Board members as productive as possible quickly, the Governance Committee should instruct management to prepare an orientation program for new Board members, and should periodically review the program to assure its quality and scope.

The Governance Committee recommended, and the Board has adopted, the Nationwide Financial Services, Inc. Procedure for Communications with the Board of Directors, which is also posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. The procedure incorporates the SEC’s rules relating to communications between shareholders and boards of directors, and provides a process through which interested parties may submit communications to the Board or its individual members. The procedure is described more fully below under the heading “Additional Governance Policies—Procedures for Communications with the Board of Directors.”

Messrs. Brocksmith, McWhorter, Miller, Patterson and Shisler are the members of the Governance Committee, and Mr. Shisler serves as chairman. The Governance Committee met five times during 2005.

Finance Committee

The Finance Committee consists of seven directors, none of whom is an officer or employee of the Company. The Finance Committee is responsible for reviewing the investments, significant financial transactions and financial status of the Company. The Board of Directors has approved the written charter of the Finance Committee. This charter is posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. Mmes. Marshall and Miller de Lombera and Messrs. Alutto, McWhorter, Patterson, Prothro and Shumate are the members of the Finance Committee, and Mr. McWhorter serves as chairman. The Finance Committee met five times during 2005.

Officer Election Committee

The Officer Election Committee consists of a single member, W.G. Jurgensen. The Board of Directors has approved the written charter of the Officer Election Committee and has, by resolution, delegated to the committee the authority to elect officers of the Company, other than senior vice presidents and more senior officers and persons who are “officers” within the meaning of Rule 16a-1(f) of the Exchange Act (“Corporate Insiders”). In addition, the Compensation Committee of the Company has, by resolution, delegated to the Officer Election Committee the authority to make certain grants under the Company’s 1996 Long Term Equity Compensation Plan to eligible employees under the plan, other than Corporate Insiders and certain other executive officers, including the authority to grant awards of up to ten thousand shares of Class A common stock of the Company per individual employee and to establish and amend, from time to time, the terms of any award agreement of any employee except those described above. The Officer Election Committee acted six times during 2005.

Governance Guidelines

The Board of Directors has adopted Governance Guidelines, which address the responsibilities, operations and compensation of Board members. They also provide for an annual self-evaluation of the effectiveness of the Board and its committees.

The Governance Guidelines address the qualifications for membership on the Board and outline the process for identifying and selecting candidates for election or re-election to the Board. The goal, as identified in the Governance Guidelines, is to create a board which has, as a whole, the skills and background necessary to help the Company deal with the challenges it faces. The Governance Guidelines provide that directors are not eligible for re-election after attaining age 70. Candidates will be selected so that the Board will have a majority of directors who meet the criteria for independence required by the NYSE listing standards.

The Governance Committee is responsible for annually reviewing with the Board the requisite skills and characteristics of Board members as well as the composition of the Board as a whole. This assessment includes directors’ qualifications as independent, as well as considerations of diversity, age, skills and experience in the context of the needs of the Board.

The Board nominates only those who it believes, after appropriate inquiry, will serve the best long-term interests of the Company. In deciding whether to re-nominate a director, the Board should consider the recommendations of the Governance Committee, as well as the director’s contribution to the Board and to the Company. The Governance Committee should consider all relevant factors, including its own experience in working with the director and the results of a Board self-evaluation process, which the Governance Committee should arrange to be conducted annually. In addition, the Governance Committee must consider the director’s status as an independent director, as defined in the NYSE listing standards.

The Governance Guidelines prohibit directors from serving on the boards of directors of more than three other public companies, or on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of the director to serve effectively on the Board or Audit Committee, as applicable. Any determination by the Board approving of service on more than three public company audit committees will be disclosed in the annual proxy statement.

Additional Governance Policies

The Board of Directors has adopted several policies reflecting the Governance Committee’s ongoing review of the Company’s governance structures, as well as policies to implement the requirements of Sarbanes-Oxley and the NYSE listing standards. Among the policies adopted by the Board are processes for:

♦	determining which member(s) of the Audit Committee qualifies as an audit committee financial expert;

♦	conducting the annual evaluation of the effectiveness of the Board and its committees; and

♦	conducting the annual evaluation of the independence of each Board and committee member pursuant to the Company’s Policy on Director Independence.

Code of Conduct and Business Practices

The Board of Directors has also adopted the Nationwide Code of Conduct and Business Practices (the “Code of Conduct”), which is posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. The Code of Conduct is available in print, free of charge, to shareholders upon request. You may request a copy by contacting Mark Barnett, Vice President—Investor Relations, by mail at One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331. All directors, officers and employees of the Nationwide group of companies are required to adhere to the Code of Conduct. As required by SEC regulations and the listing standards of the NYSE, the Code of Conduct contains written standards designed to deter wrongdoing and to promote honest, ethical conduct including ethical handling of conflicts; full, fair, accurate, timely and understandable disclosure in regulatory reports and public communications; compliance with laws, rules and regulations; prompt internal reporting of violations of the Code of Conduct; and accountability for adherence to the Code of Conduct. It also contains compliance standards and procedures that facilitate the effective operation of the Code of Conduct. Any waivers from, or amendments to, the Code of Conduct for directors and executive officers must be approved by the Board of Directors or a designated Board committee and will be promptly disclosed to the shareholders by posting the waiver or amendment on the Company’s website in the location described above.

Independence Standards for Directors

The Board of Directors has adopted Independence Standards for Directors of the Company, which are attached to this proxy statement as Appendix A and posted on the Company’s website (http://www.nationwidefinancial.com) under the Corporate Governance subsection of the Investor Relations area of the website. These standards contain objective standards that the Board has determined are appropriate. The Company qualifies as a “controlled company”1 under the NYSE listing standards, and therefore is not required to meet the NYSE listing standards that require a majority of the full Board and one hundred percent of the Compensation and Governance Committees be composed of independent directors. However, the Board believes it is good corporate governance to comply with these requirements.

The Board, upon recommendation of the Governance Committee, determined the independence of each Board member at its meeting on February 22, 2006 in accordance with the Independence Standards for Directors. The Board determined that the following ten out of the twelve directors meet the Independence Standards for Directors and have no material relationship with the Company: Mmes. Marshall and Miller de Lombera and Messrs. Alutto, Brocksmith, Eckel, McWhorter, Miller, Patterson, Prothro and Shisler.

Procedure for Communications with the Board of Directors

The non-management directors of the Company meet in regularly scheduled executive sessions without management. Mr. Shisler, the independent Chairman of the Board, presides over each executive session. Interested parties may make their concerns known to Mr. Shisler or the non-management directors as a group by using the procedures set forth in the Procedure for Communications with the Board of Directors. This procedure requires that interested parties submit concerns or other communications to the Office of Secretary, One Nationwide Plaza, Columbus, Ohio 43215. The Secretary will collect and summarize all communications the Office of Secretary receives and direct the summaries to Mr. Shisler or the non-management board members, as appropriate.

Director Attendance

During fiscal year 2005, each incumbent director attended at least 92% of the aggregate number of meetings of the Board of Directors and the committees of the Board on which he or she served during the period of his or her service as a director or a member of a committee.

1

A “controlled company” is a company in which more than 50% of the voting power is held by an individual, a group or another company. Nationwide Corporation owns 94.4% of the combined voting control of Nationwide Financial Services, Inc.

It is the policy of the Board that each of its members attends the Annual Meeting of Shareholders, unless the absence of a director is unavoidable as a result of a conflict or factor beyond his or her control. All of the current directors of the Company were in attendance at the last Annual Meeting of Shareholders.

Director Compensation

Members of the Board of Directors who are employees of the Company or its affiliates are not separately compensated for service on the Board or any of its committees. During 2005, directors of the Company who were not employees of the Company or its affiliates received the compensation described below.

Retainer Fees

The following retainer fees were paid to non-employee directors for service on the Board and its committees:

♦	an annual cash retainer of $32,500

♦	a stock retainer consisting of a grant of shares of Class A common stock valued at $32,500

♦	a stock option grant valued at $45,000

The cash and stock retainers are paid in monthly installments. The Chairman of the Board received a supplemental annual retainer of $40,000 for his additional duties, paid in monthly installments of one-half cash and one-half shares of Class A common stock.

The 2005 stock option grant to the non-employee directors of the Company was made on February 23, 2005, and had an exercise price of $37.04, which was equal to the fair market value of the Class A common stock on that date. These options have a ten year term, with one-third of the options becoming exercisable on each of the first three anniversary dates of the grant. The non-employee directors also received a cash meeting fee of $2,250 for each Audit Committee meeting attended and a meeting fee of $2,000 for each other board or committee meeting attended. Committee chairmen receive an additional $500 per committee meeting attended. No other additional fees were paid for service on the standing committees of the Board of Directors.

An additional retainer of $15,000 is payable in cash to the members of special committees, if and when such committees are established by the Board. No additional retainers were paid in 2005.

Directors may elect annually to defer any or all of their cash compensation for Board service. Amounts deferred earn a return equivalent to the rate of return on selected investment choices offered under the Nationwide Board of Directors’ Deferred Compensation Plan.

Welfare Benefits

In addition to the retainer fees described above, non-employee directors also receive certain insurance benefits, or in lieu thereof, an additional stock option grant. Prior to 2002, if a non-employee director of the Board did not receive life, accident, health and dental insurance benefits (collectively, “Welfare Benefits”) as a result of service on the board of another Nationwide company, the Company provided such Welfare Benefits. Effective January 1, 2002, non-employee directors who were serving on the Board as of September 10, 2001 were offered a choice of an annual award of stock options in lieu of the Welfare Benefits. Non-employee directors who are first elected after September 10, 2001 no longer have the option to receive the Welfare Benefits and instead receive a stock option grant valued at up to $5,000 each year.

Expense Reimbursement and Other Compensation

The Company pays the cost of reasonable travel expenses incurred by directors of the Company in connection with attendance at board, committee or shareholder meetings and other Company events. This may include travel on the Company plane. Travel expenses for the spouses or guests of directors may also be paid on behalf of directors or reimbursed. The Company paid or reimbursed directors, and provided a gross-up for taxes in some circumstances, for travel expenses for spouses or guests incurred during 2005 in an aggregate amount of approximately $3,500. All such amounts paid for or reimbursed to each director are taxed to that director.

Directors have been provided with certain office equipment and supplies, including for some directors, computers. Certain directors also receive additional home phone or computer lines and/or reimbursement of internet access charges, the cost of which totaled approximately $1,500 in 2005. The Company also pays the dues for each director’s membership in the National Association of Corporate Directors, which totaled approximately $4,000 in 2005. In 2005, the Company paid approximately $8,000 in expenses related to educational or professional seminars attended by directors. The Company also pays for or reimburses directors for certain physical examinations. Physical examinations and related travel expenses for directors incurred in 2005 totaled approximately $8,000.

Changes to Non-Employee Director Compensation for 2006

The Board of Directors, upon the recommendation of the Compensation Committee, approved the following changes to the compensation arrangements for the Company’s non-employee directors for 2006:

♦	the annual cash retainer was increased to $45,000 from $32,500

♦

the annual equity retainer was increased to a grant of deferred stock units under the Amended and Restated Nationwide Financial Services, Inc. Stock Retainer Plan for Non-Employee Directors (the “Stock Retainer Plan”) having a value of $90,000 from a combination of grants of (i) shares of the Company’s Class A common stock having a value of $32,500 and (ii) stock options valued at $45,000

♦

the $500 fee per committee meeting paid to committee chairs was eliminated and replaced with annual retainers of $15,000 for the audit committee chair and $6,000 for the chair of each other committee of the Board

♦

Welfare Benefits, and the option to receive up to $5,000 in value of stock options in lieu of such benefits, are no longer offered to any director, replaced as part of the grant of 90,000 deferred stock units

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The table below provides certain information concerning compensation received by the Company’s Chief Executive Officer and the four other most highly paid executive officers in 2005. It includes information for the fiscal years ended December 31, 2005, 2004 and 2003 for services rendered to the Company and its subsidiaries.

Certain executives of the Company, including Messrs. Jurgensen and Rosholt and Ms. Snyder, provide services to other Nationwide companies in addition to the Company. Compensation to these executives for such services is determined by the Nationwide Mutual Human Resources Committee. The portion of total compensation for these officers allocated to the Company is determined by the Compensation Committee and paid for by the Company in accordance with the terms of the amended and restated cost sharing agreement between Nationwide Mutual and certain of its subsidiaries, including the Company. The remainder is allocated and paid by other Nationwide entities according to this cost sharing agreement. Amounts reported in this proxy statement reflect only compensation allocated to the Company and its subsidiaries and approved by the Compensation Committee, unless otherwise noted. See “Certain Relationships and Related Party Transactions” included elsewhere in this proxy statement for a description of the cost sharing agreement.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation $	Restricted Stock Award(s)[15] $	Securities Underlying Options/ SARs (#)	LTIP Payouts $	All Other Compensation $
W.G. Jurgensen:	2005	260,000	684,961[2]	[3]	—	99,109	112,533[5]	176,589[6,7]
Chief Executive Officer[1]	2004 2003	281,700 300,000	1,356,206[8] 732,900[9]	[3] [3]	— —	78,653 234,058	— —	164,879 130,615

Mark R. Thresher:	2005	529,615	822,058[2]	[3]	—	45,158	118,892[5]	48,591[7]
President and Chief Operating Officer	2004 2003	509,346 364,615	1,262,331[8] 255,199[9]	[3] 47,610[3,10]	— —	43,210 70,420	— —	26,216 183,911

Gail G. Snyder	2005	202,492	565,203[11]	56,019[12]	74,080[4]	4,703	—	18,147[7]
Senior Vice President— Chief Investments Officer[1]	2004 2003	— —	— —	— —	— —	— —	— —	— —

Robert A. Rosholt:	2005	188,374	562,688[2]	[3]	—	38,713	55,523[5]	76,086[7]
Executive Vice President— Finance, Investments & Strategy[1]	2004 2003	171,666 139,580	1,061,727[13] 312,665[9]	1,633[3,14] 7,775[3,14]	— —	38,807 72,464	— —	56,343 51,225

Richard A. Karas:	2005	400,000	312,241[2]	[3]	—	12,024	33,165[5]	29,640[7]
Senior Vice President— Non-Affiliated Sales	2004 2003	400,000 400,000	621,023[8] 210,444[9]	[3] 47,610[3,10]	— —	12,054 49,311	— —	21,814 184,997

[1]

Amounts included in the Summary Compensation Table, other than those listed under Restricted Stock Awards, Securities Underlying Options/SARs and All Other Compensation, represent the portion of compensation received by the executive for services rendered to the Company and its subsidiaries as allocated and paid for by the Company pursuant to the cost sharing agreement.

[2]

Represents the amount paid under the Nationwide Financial Services, Inc. Senior Executive Incentive Plan (“SEIP”) in 2006 for the 2005 performance year, and the portion of the amount paid in 2006 under the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long Term Equity Compensation Plan (“LTEP”) for the Nationwide Value Added (“NVA”) award under the plan attributable to the 2005 performance year and allocated to the Company pursuant to the cost sharing agreement, as follows: Mr. Jurgensen—$521,598 (SEIP) and $163,363 (NVA); Mr. Thresher—$678,915 (SEIP) and $143,143 (NVA); Mr. Rosholt—$498,878 (SEIP) and $63,810 (NVA); and Mr. Karas—$274,126 (SEIP) and $38,115 (NVA). For a complete description of the NVA award, see the Report of the Compensation Committee on Executive Compensation included elsewhere in this proxy statement. The full balances accrued in the NVA bank accounts for the current and previous performance years, excluding the amounts disclosed in the Summary Compensation Table and paid as bonus or LTIP awards, are as follows: Mr. Jurgensen—$1,061,140; Mr. Thresher—$524,069; Mr. Rosholt—$458,976; and Mr. Karas—$142,560. A portion of the cash payments made from the bank each year as an LTIP award is allocated to the Company according to the provisions of the cost sharing agreement. The NVA bank balance amounts will be carried forward to subsequent years and are subject to forfeiture for each executive other than Mr. Karas, who retired on January 6, 2006 and will receive the remainder of his remaining bank balance in equal installments over each of the next two years.

[3]	Aggregate perquisites and other personal benefits are less than the lower of $50,000 or 10% of combined salary and bonus.
[4]

These shares of restricted stock were granted on February 23, 2005 and were valued at fair market value on the date of grant. Nonpreferential dividends are paid on these shares. One half of the shares vest on each of the first two anniversaries of the grant date. As of December 31, 2005, Ms. Snyder held 2,000 shares of restricted stock having a value of $88,000.

[5]

Represents the amount allocated to and paid by the Company in 2006 for the NVA award under the LTEP attributable to the portion of the NVA bank balance carried forward from the 2004 performance year. In 2005, the NVA bank balance was adjusted due to a 4.85% overstatement of the award result for the 2004 performance year. Footnotes 8 and 13 reflect this adjustment.

[6]	Includes $40,000 representing the maximum value of additional annual use of the Company plane that Mr. Jurgensen received in lieu of a recommended 4.0% salary increase for 2003.

[7]

Includes $6,150 contributed by the Company in 2005 for each of the named executives under the Nationwide Savings Plan, and the following contributions made by the Company under the Nationwide Supplemental Defined Contribution Plan in 2005: Mr. Jurgensen—$127,691; Mr. Thresher—$41,888; Ms. Snyder—$10,857; Mr. Rosholt—$69,001; and Mr. Karas—$22,877. Also includes nonpreferential dividends earned on shares of restricted stock as follows: Mr. Jurgensen—$2,748; Mr. Thresher—$554; Ms. Snyder—$1,140; Mr. Rosholt—$934; and Mr. Karas—$613.

[8]

Represents the amount paid under the SEIP in 2005 for the 2004 performance year, and the amount allocated to and paid by the Company in 2005 under the LTEP for the 2004 performance year NVA award, as follows: Mr. Jurgensen—$1,007,366 (SEIP) and $348,840 (NVA); Mr. Thresher—$1,070,685 (SEIP) and $191,646 (NVA); and Mr. Karas—$567,563 (SEIP) and $53,460 (NVA). The balances accrued in the NVA bank accounts for the 2004 performance year, excluding the amount disclosed in the Summary Compensation Table and paid as bonus, are as follows: Mr. Jurgensen—$649,230; Mr. Thresher—$356,674; and Mr. Karas—$99,495. These amounts are less than the amounts disclosed in footnote 4 to the Summary Compensation Table included in the proxy statement for the Company’s annual meeting held in 2005 as a result of a 4.85% overstatement of the 2004 performance year NVA award due to an error in certain components of the formula used to calculate the award. The NVA bank balance amounts will be carried forward to subsequent years and are subject to forfeiture.

[9]

Represents the amount paid under the SEIP in 2004 for the 2003 performance year, except the amount paid to Mr. Rosholt, which also includes a hiring incentive of $39,880 paid in 2003. Mr. Jurgensen’s amount as reported in the proxy statement for the Company’s annual meeting in 2004 was reduced by $39,019 to reflect the correct amount allocated to the Company under the cost sharing agreement.

[10]	Represents the amount received as a gross-up for taxes in connection with cash received in exchange for cancellation of stock options from Gartmore Global Investments, Inc.
[11]

Represents amounts paid to Ms. Snyder (a) under the Office of Investments Incentive Plan in 2006 for the 2005 performance year ($365,940); (b) under the LTEP for the 2005 performance year NVA award ($7,753); and (c) as a hiring incentive ($191,510). Ms. Snyder’s balance accrued in the NVA bank account for the 2005 performance year, excluding the amount disclosed in the Summary Compensation Table and paid as bonus, is $29,818. A portion of the cash payments to be paid to Ms. Snyder out of the bank each year as an LTIP award is allocated to the Company according to the provisions of the cost sharing agreement. The NVA bank balance amount will be carried forward to subsequent years and is subject to forfeiture.

[12]

Represents the amounts received by Ms. Snyder for reimbursement of relocation expenses ($32,372); gross-ups for taxes for reimbursement of relocation expenses ($22,858); and as cost-of-living subsidies ($789).

[13]

Represents amounts paid to Mr. Rosholt under (a) the SEIP in 2005 for the 2004 performance year ($541,484); (b) the Performance Incentive Plan (“PIP”) in 2005 for the 2004 performance year ($348,127); and (c) the LTEP in 2005 for the 2004 performance year NVA award ($172,116). Mr. Rosholt’s NVA bank balance amount for the 2004 performance year, excluding the amount disclosed in the Summary Compensation Table and paid as bonus, is $320,327. This amount is less than the amount disclosed in footnote 8 to the Summary Compensation Table included in the proxy statement for the Company’s annual meeting held in 2005. The NVA bank balance amount will be carried forward to future years and is subject to forfeiture.

[14]	Represents the amounts received for reimbursement of relocation expenses and the related gross-up for taxes on such reimbursement.
[15]	Other than Ms. Snyder, no executive officer named in the Summary Compensation Table held restricted stock as of December 31, 2005.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted[1] #	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price per share $	Expiration Date	Grant Date Present Value[2] $
W.G. Jurgensen	99,109	9.5	37.04	02/23/2015	1,091,190
Mark R. Thresher	45,158	4.3	37.04	02/23/2015	497,190
Gail G. Snyder	4,703	0.5	37.04	02/23/2015	51,780
Robert A. Rosholt	38,713	3.7	37.04	02/23/2015	426,230
Richard A. Karas	12,024	1.2	37.04	02/23/2015	132,384

[1]

One-third of the options reflected in the above table become exercisable on each of the first three anniversary dates of the grant. Options may be accelerated upon a change of control or certain other events of termination of employment in accordance with the terms of individual employment agreements or grant agreements.

[2]

The estimated grant date present value dollar amounts in this column are the result of calculations made using the Black-Scholes single option model, a theoretical method for estimating the present value of stock options based on a complex set of assumptions. The material assumptions and adjustments incorporated in the Black-Scholes model used to estimate the value of these options include the following:

♦	an exercise price on the options equal to the fair market value of the underlying stock on the date of the grant, as listed in the table;

♦	an interest rate of 3.77% that is based on available U.S. Treasury rates commensurate with the average life of the option on the date of issue;

♦	quarterly dividends at a rate of $0.19 per share for the February 23, 2005 grant, representing the actual stock price and dividend yield at the time of the award;

♦	an option term before exercise of 5.5 years, based on an average of a 5 year peer group life and a 6 year expected life;

♦

volatility of the stock price of 32.81% for the February 23, 2005 grant, calculated using a weighted average combining implied market volatility and the long-term mean reversion volatility of the Company’s peers;

♦	a forfeiture rate of 2%, based on an analysis of actual forfeiture data; and

♦	no adjustments were made for vesting requirements or non-transferability.

Aggregated Option/SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise #	Value Realized $	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FY-End Exercisable/Unexercisable $
W.G. Jurgensen	0	0	672,039/229,563	6,961,181/2,619,389
Mark R. Thresher	23,473	322,050	83,766/97,437	388,118/972,632
Gail G. Snyder	0	0	0/4,703	0/32,733
Robert A. Rosholt	0	0	91,578/88,739	1,554,419/924,384
Richard A. Karas	48,039	690,352	89,257/36,497	185,812/472,237

Pension Plans

Qualified Retirement Plan

Nationwide maintains a qualified defined benefit plan called the Nationwide Retirement Plan (“NRP”), which was restated effective January 1, 2002 to add the Account Balance formula described below. In general, the executive officers named in the Summary Compensation Table and other participants in the NRP will receive an annual retirement benefit under the NRP equal to the greater of the Final Average Pay formula (if applicable) or the Account Balance formula. These formulas are described below.

A participant becomes fully vested in the NRP after the completion of five years of service. The NRP allows a participant the option of receiving his or her benefit at any age, provided that they have at least five years of service when they leave Nationwide. If a participant leaves Nationwide at termination before age 65 and decides to receive benefits before age 65, the monthly benefit amount earned will be reduced due to the longer payout period.

In addition, a pre-retirement death benefit is payable under the NRP to:

♦	a participant’s spouse; or

♦	under certain circumstances, the named beneficiary of an active participant.

The NRP also provides for the funding of retiree medical benefits under Section 401(h) of the Internal Revenue Code.

The Final Average Pay (“FAP”) Formula

The FAP formula is computed as follows:

♦	1.25% of the participant’s Final Average Compensation (as defined below) multiplied by the number of years of service (up to a maximum of 35 years); plus

♦	0.50% of the participant’s Final Average Compensation in excess of Social Security Covered Compensation (as defined below) multiplied by the number of years of service (up to a maximum of 35 years).

For services rendered prior to January 1, 1996, Final Average Compensation is equal to the average of the highest three consecutive covered compensation amounts of the participant in the participant’s last 10 years of service. For services rendered on January 1, 1996 or later, Final Average Compensation is equal to the average of the highest five consecutive covered compensation amounts of the participant in the participant’s last 10 years of service. Covered compensation, for purposes of determining Final Average Compensation under either method, is calculated on a calendar year basis and includes compensation from any Nationwide company.

Social Security Covered Compensation means the average of the Social Security wage bases in effect during the 35 year period ending with the last day of the year the participant attains Social Security retirement age. The portion of a participant’s benefit attributable to years of service with certain Nationwide companies credited prior to 1996 is also subject to post-retirement increases following the commencement of benefits or the participant’s attainment of age 65, whichever is later.

New hires and rehires on or after January 1, 2002 are not eligible for the FAP formula, and the retirement benefit for such individuals will be determined solely under the Account Balance formula described below.

Account Balance Formula

The Account Balance formula is used to determine the retirement under the NRP for all employees hired or rehired on or after January 1, 2002. The notional account under the Account Balance formula is comprised of the following components:

♦

Opening Balance Amount:    The accrued benefit was determined under the FAP formula as of December 31, 2001. This accrued benefit was then converted into a lump sum that reflected the current value of that benefit; plus

♦

Pay Credits:    Amounts added to the account every pay period based on the participant’s years of service and compensation. The pay credits range from 3% of pay if the participant has up to 35 months of service (plus 3% of pay over the social security wage base of $90,000 in 2005) to 6% of pay for those with over 15 years of service (plus 4% of pay over the social security wage base of $90,000 in 2005); plus

♦

Interest Credits:    Interest amounts added to the account on a biweekly basis based on the applicable interest rate established by law. Historically, the 30 year Treasury bill rate in effect from the second month preceding the current quarter has been used as the interest rate.

Excess and Supplemental Plans

Nationwide maintains the Nationwide Excess Benefit Plan, an unfunded, nonqualified excess defined benefit plan, and the Nationwide Supplemental Retirement Plan, an unfunded, nonqualified supplemental defined benefit plan. Any participant in the NRP whose benefits are limited by reason of limitations imposed by Internal Revenue Code Section 415 on the maximum benefit that may be paid under the NRP will receive, under the Nationwide Excess Benefit Plan, that portion of the benefit that he or she would have been entitled to receive under the NRP in the absence of such limitations. Executive officers who earn in excess of the limit on compensation set forth in Internal Revenue Code Section 401(a)(17) annually, who have at least five years of credited service, and whose benefits under the NRP are limited by reason of certain other limitations under the Internal Revenue Code, may receive the following benefits under the Nationwide Supplemental Retirement Plan:

♦

1.25% of the participant’s Final Average Compensation (as defined under “Pension Plans—Qualified Retirement Plan” above) multiplied by the number of years of service (up to a maximum of 40 years); plus

♦

0.75% of the participant’s Final Average Compensation in excess of Social Security Covered Compensation (as defined under “Pension Plans—Qualified Retirement Plan” above) multiplied by the number of years of service (up to a maximum of 40 years); less

♦	benefits accrued under the NRP and the Nationwide Excess Benefit Plan.

For individuals participating in the Nationwide Supplemental Retirement Plan on January 1, 1999, benefits vest at the same time as benefits vest under the NRP. Benefits for all other participants in the Nationwide Supplemental Retirement Plan vest over a period of five years of participation in that plan. Benefits for participants in the Nationwide Excess Benefit Plan vest at the same time that benefits vest in the NRP.

The Nationwide Supplemental Retirement Plan is being amended to comply with the legal requirements imposed for deferred compensation plans under the new Internal Revenue Code Section 409A and corresponding Treasury regulations. Most of the amendments are effective January 1, 2005 and include, but are not limited to, the addition of a six-month waiting period for distributions to key employees if such amounts are attributable to amounts accrued after December 31, 2004.

Benefit Illustration

The chart below uses the total value of the qualified and non-qualified defined benefit retirement plans. The chart reports the total FAP formula and indicates the estimated maximum annual retirement benefit that a hypothetical participant would be entitled to receive under the defined benefit pension plan, including payments made under the NRP (including the applicable Social Security offset under the plan), the Nationwide Excess Benefit Plan and Nationwide Supplemental Retirement Plan, computed on a straight life annuity basis, if retirement occurred at age 65 and the number of credited years of service and Final Average Compensation equaled the amounts indicated. For purposes of the chart, it is assumed that the Final Average Compensation is the same whether measured over the three year averaging period that applies to service accumulated prior to 1996 or the five year period that applies to service accumulated after 1995. The total FAP formula benefit received under the NRP reflected in the chart below would be the total NRP and Nationwide Supplemental Plan benefits determined based on years of service earned, regardless of whether NRP benefits were determined under the FAP formula or the Account Balance formula.

Pension Plan Table

Final Average Compensation	Years of Service
	15	20	25	30	35
$ 125,000	$29,160	$38,880	$48,601	$58,321	$68,041
$ 150,000	$35,723	$47,630	$59,538	$71,446	$83,353
$ 175,000	$42,285	$56,380	$70,476	$84,571	$98,666
$ 200,000	$48,848	$65,130	$81,413	$97,696	$113,978
$ 225,000	$62,022	$82,696	$103,370	$124,043	$144,717
$ 250,000	$69,522	$92,696	$115,870	$139,043	$162,217
$ 300,000	$84,522	$112,696	$140,870	$169,043	$197,217
$ 350,000	$99,522	$132,696	$165,870	$199,043	$232,217
$ 400,000	$114,522	$152,696	$190,870	$229,043	$267,217
$ 450,000	$129,522	$172,696	$215,870	$259,043	$302,217
$ 500,000	$144,522	$192,696	$240,870	$289,043	$337,217
$ 600,000	$174,522	$232,696	$290,870	$349,043	$407,217
$ 700,000	$204,522	$272,696	$340,870	$409,043	$477,217
$ 800,000	$234,522	$312,696	$390,870	$469,043	$547,217
$ 900,000	$264,522	$352,696	$440,870	$529,043	$617,217
$1,000,000	$294,522	$392,696	$490,870	$589,043	$687,217
$1,100,000	$324,522	$432,696	$540,870	$649,043	$757,217
$1,200,000	$354,522	$472,696	$590,870	$709,043	$827,217
$1,300,000	$384,522	$512,696	$640,870	$769,043	$897,217
$1,400,000	$414,522	$552,696	$690,870	$829,043	$967,217
$1,500,000	$444,522	$592,696	$740,870	$889,043	$1,037,217
$1,600,000	$474,522	$632,696	$790,870	$949,043	$1,107,217
$1,700,000	$504,522	$672,696	$840,870	$1,009,043	$1,177,217
$1,800,000	$534,522	$712,696	$890,870	$1,069,043	$1,247,217
$1,900,000	$564,522	$752,696	$940,870	$1,129,043	$1,317,217
$2,000,000	$594,522	$792,696	$990,870	$1,189,043	$1,387,217

With respect to Messrs. Thresher and Karas, because their compensation is allocated solely to the Company and its subsidiaries, covered compensation for purposes of the NRP includes the compensation listed under the headings Salary and Bonus shown in the Summary Compensation Table. Covered compensation for Messrs. Jurgensen and Rosholt and Ms. Snyder includes the amount set forth under the headings Salary and Bonus shown in the Summary Compensation Table and additional compensation amounts received for services rendered to and paid by other Nationwide companies.

All executive officers named in the Summary Compensation Table have all or a portion of their benefits calculated based on the definition of Final Average Compensation in effect for services rendered on or after January 1, 1996. As of December 31, 1995, the number of credited years of service under the NRP for Mr. Karas was 31.5 years. Since 1996, and prior to his retirement in January 2006, Mr. Karas earned additional years of service. Messrs. Thresher and Rosholt and Ms. Snyder began participation in the NRP in 1997, 2003 and 2006, respectively, and have eight years, two years and less than one year of credited service, respectively. Mr. Jurgensen became eligible to participate in the NRP in 2001 and has four years of credited service. Mr. Jurgensen is entitled, pursuant to an agreement with Nationwide Mutual, to a retirement benefit of 4% of his highest five year average compensation multiplied by each full or partial year of service with Nationwide (up to a maximum of 16.25 years of service) upon completion of at least five years of service or if he becomes entitled to severance benefits under the agreement. For purposes of such agreement, Mr. Jurgensen’s highest five year average compensation is the greater of the average of his salary and annual incentive compensation over the five year period, or the period of his employment by Nationwide. This benefit is reduced by the benefits received under the NRP, the Nationwide Excess Benefit Plan and the Nationwide Supplemental Retirement Plan, as well as any benefit received under any defined benefit pension plans maintained by Mr. Jurgensen’s prior employers, and will be paid by Nationwide Mutual, not the NRP. After 1995, the benefit payable to each executive officer named in the Summary Compensation Table is calculated under the definition of Final Average Compensation in effect for services rendered on or after January 1, 1996. Covered compensation calculated under the NRP, the Nationwide Excess Benefit Plan and the Nationwide Supplemental Retirement Plan and paid by the Company for the fiscal year ended December 31, 2005, for the named executive officers was as follows: Mr. Jurgensen—$1,159,953; Mr. Thresher—$1,601,252; Ms. Snyder—$394,791; Mr. Rosholt—$631,773; and Mr. Karas—$967,564.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Compensation Committee”) established the components of 2005 compensation paid by the Company to executive officers, including those named in the Summary Compensation Table. Certain executives, including Messrs. Jurgensen and Rosholt and Ms. Snyder, provide services to other Nationwide companies in addition to the Company. The compensation paid to these executives for such services is determined by the Nationwide Mutual Human Resources Committee. The portion of total compensation for these officers allocated to the Company is determined by the Compensation Committee and, under a cost sharing agreement, paid for by the Company. The remainder is allocated and paid by other Nationwide entities according to the terms of the cost sharing agreement. Amounts reported in this proxy statement reflect only compensation allocated to and paid for by the Company and its subsidiaries, unless otherwise noted.

The compensation philosophy of the Compensation Committee and pay components for the executive officers are described in the report below.

Compensation Philosophy and Objectives

The Compensation Committee believes that the compensation program for executive officers should support the Company’s business strategies and operate within a competitive framework. In addition, the Compensation Committee determines compensation based on the overall financial results of the Company, teamwork and individual contributions that help build value for shareholders. The goals of the compensation program are to:

♦	provide a direct link between pay and performance;

♦	allocate a larger percentage of executive compensation to pay that is conditional or contingent on both the performance of the Company and each executive’s individual performance;

♦	attract, retain and motivate top-caliber executive officers;

♦	offer compensation elements that are competitive in design and pay level with similar companies; and

♦	encourage executive officers to focus on building shareholder value.

Competitive market data is an important tool we use when we make decisions on compensation. Outside compensation consultants provide this data to the Compensation Committee. Competitive market data compares our compensation practices to a group of similar companies referred to in this report as the market comparison group. These companies compete with us for customers, capital and executive officers, and are similar to the Company in size, scope and business focus. This group includes both life and multi-line insurers and diversified financial organizations. The companies chosen for the market comparison group are not necessarily the same companies that constitute the peer group in the Performance Graph included later in this proxy statement. The market comparison group includes more companies than those in the peer group in order to provide the Compensation Committee broad data for comparison purposes.

2005 Compensation

The principal components of 2005 compensation for the executive officers are:

♦	salary;

♦	annual incentive; and

♦	long term incentive.

As described below, each component of compensation serves a different purpose. The description below applies to our executive officers other than Mr. Jurgensen, whose compensation is discussed in the section below titled “2005 Chief Executive Officer Compensation.”

2005 Salary

Salaries compensate executive officers for individual performance and reward the executive for contributions to the achievement of the Company’s goals. We use salaries to attract, retain and motivate top-caliber executive talent.

In determining adjustments to salaries for the executive officers for 2005, the Compensation Committee evaluated the following:

♦	the Company’s philosophy regarding base salaries;

♦	salaries for comparable positions in the industry, taking scope of responsibility into account;

♦	the Company’s recent financial performance, overall and in key financial indicators;

♦	the annual performance evaluation of each executive officer; and

♦	changes in executives’ responsibilities or duties.

Salaries for the executive officers named in the Summary Compensation Table (other than for Mr. Jurgensen, who is discussed below, and Ms. Snyder, who was hired in January 2005 and did not receive a salary increase during 2005), increased by a weighted average of 3.0% in 2005, based on year-end base salaries. These salaries were established by the Compensation Committee at levels consistent with the philosophy, objectives and factors described above. The overall salary increase percentage reflects both individual and Company performance. This rate of increase enables us to maintain competitive salaries.

2005 Annual Incentive Compensation

In 2005, the Company used two incentive plans to promote its pay-for-performance philosophy with the executives named in the Summary Compensation Table. These plans provide participants direct financial rewards in the form of annual incentives.

♦

The Senior Executive Incentive Plan (“SEIP”) may include as participants the Chief Executive Officer, President, any Executive Vice President, or any Senior Vice President of the Company. Upon re-approval of the material terms of the performance goals of the SEIP as presented in this proxy statement, the SEIP will continue to meet the qualifications regarding deductibility of performance based compensation as defined by Internal Revenue Code Section 162(m).

♦

The Office of Investments Incentive Plan (“OIP”), a business unit incentive plan that rewards associates of the Office of Investments based primarily on the performance of that office. It is not intended to meet the qualifications regarding deductibility of performance based compensation as defined by Internal Revenue Code Section 162(m).

Each year, the Compensation Committee sets specific Company performance measures, goals for threshold, target and outstanding results and weightings for each measurement area under each plan. The Compensation Committee approves a target incentive award opportunity as a percentage of base salary for each participant. Award opportunities are based on the executive’s responsibilities, value to the Company, and the target incentive opportunities earned by executives in similar positions at companies in the market comparison group. For 2005, individual targets for the executive officers named in the Summary Compensation Table (other than the Chief Executive Officer) under the SEIP and OIP, as applicable, ranged from 65% to 125% of base salary. Actual awards can vary based on the Company’s achieving, exceeding or failing to meet the pre-established performance goals. Actual payouts under the SEIP may range from zero to 2.5 times the individual’s target incentive award opportunity. There is no maximum percentage limitation under the OIP and the minimum percentage is zero.

Senior Executive Incentive Plan

2005 objectives under the SEIP for Messrs. Thresher, Rosholt and Karas focused on three measures: net operating earnings per diluted share (weighted 40%), operating revenue growth (weighted 40%) and net operating return on equity (weighted 20%). The results of these objectives resulted in a performance-based award of 215% of target for each of Messrs. Thresher, Rosholt and Karas. The Compensation Committee then assessed each executive’s overall performance, Company financial performance and other measures including individual objectives, OIP results and financial measures for Nationwide Mutual, as appropriate for each executive. For Mr. Rosholt, the Committee also reviewed the requirements of the cost sharing agreement. The Committee used its discretion (as permitted under the SEIP) to adjust the awards determined under the SEIP and, for Mr. Rosholt, to adjust the portion of the award determined under the SEIP that was allocated to and paid for by the Company. These adjustments resulted in cash payouts by the Company of 141% of target for Mr. Thresher, 210% of target for Mr. Rosholt and 105% of target for Mr. Karas.

Office of Investments Incentive Plan

Ms. Snyder’s annual incentive was granted under the OIP as she was primarily serving the Office of Investments in 2005. The annual incentive award under the OIP for Ms. Snyder was based on the performance results of the Nationwide Office of Investments (weighted 70%) and financial-based objectives of Nationwide and other subsidiaries of Nationwide Mutual, including the Company, weighted 30%. The performance results of the Nationwide Office of Investments is primarily determined by total value added (defined as the total risk adjusted spread on a net present value basis for all investments) adjusted for expenses and credit experience in each performance period. The reported value added is a blend of the current year and the preceding 3 and 5 years. The resulting cash payout was 186% of target for Ms. Snyder, a portion of which was paid by the Company pursuant to the terms of the cost sharing agreement.

Cash payouts by the Company for awards under the SEIP and OIP are shown in the bonus column of the Summary Compensation Table.

2005 Long Term Incentive Compensation

Long term incentive compensation constitutes a significant portion of an executive officer’s total compensation package, consistent with our philosophy of emphasizing pay that is conditional or contingent on the performance of the Company and to encourage executives to focus on building shareholder value. Our long term incentive plan, the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long Term Equity Compensation Plan (“LTEP”) is based directly on increase in shareholder value as reflected in share price, as well as financial performance leading to growth in value over time.

Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long Term Equity Compensation Plan

The objectives of the LTEP are to encourage high levels of performance by selected directors, employees and agents of the Company and certain of its affiliates, to attract and retain top-caliber individuals, and to align their interests with those of the shareholders. The plan authorizes grants of stock options, stock appreciation rights, restricted stock, performance shares, performance units and Nationwide Value Added (“NVA”) awards. In 2005, the Compensation Committee made grants of options and NVA awards to executive officers and others under the LTEP. Types of awards granted under the LTEP may differ among executives depending on their areas of responsibility, including whether the executive provides services to other Nationwide companies.

The total long term opportunity granted to the named executive officers is comprised of a mix of elements intended to align the opportunity with the performance of the Company and the other Nationwide business units the executives support, as well as the overall performance of Nationwide as measured by NVA, as follows:

♦	Company-only executives (includes Messrs. Thresher and Karas, who provide 100% of their services to the Company and its subsidiaries)

•	50% NVA, an enterprise metric of which Company performance is a component.

•

50% stock options, which align long term rewards to the Company and also reflect the Company’s desire to have senior officers build a significant personal level of stock ownership in the Company to better align their interests with those of shareholders.

♦	Shared executives (includes Ms. Snyder and Mr. Rosholt, who also provide services to other Nationwide companies)

•	50% NVA, an enterprise metric of which Company performance is a component. A portion of this amount is allocated to the Company pursuant to the cost sharing agreement.

•

25% stock options, which align long term rewards to the Company and also reflect the Company’s desire to have senior officers build a significant personal level of stock ownership in the Company to better align their interests with those of shareholders.

•	25% Nationwide Mutual business unit metrics, none of which are allocated to the Company.

The value of executive officers’ long term incentive awards was based on individual target award opportunities that ranged from 90% to 280% of the salary range midpoint. These targets approximate the 50th percentile of award levels for companies in the market comparison group.

One half of the target value of the long term awards to Messrs. Thresher and Karas, and 25% of the target value of the long term awards to Mr. Rosholt and Ms. Snyder, were awarded in the form of nonqualified stock options. The options have an exercise price equal to the fair market value of our Class A common stock on the date of the option grant and will vest at the rate of one third on each of the first three anniversaries of the date of grant. Nonqualified stock option grants to executive officers (excluding the Chief Executive Officer) ranged from 4,703 to 45,158 shares. In addition, Ms. Snyder received a hiring incentive of 2,000 shares of restricted stock, which vest at the rate of 50% on each of the first two anniversary dates of the date of grant.

One half of the target value of the long term award opportunity for executive officers was awarded in the form of NVA awards. NVA awards provide recipients with an opportunity to accumulate credits in a “bank” based on NVA results in relation to established target performance criteria, and to receive a payment of one third of any positive bank balance at the end of each year. Target performance is achieved when (i) Nationwide Income After Capital Charge (“NIACC”) equals 0, meaning Nationwide achieved an economic return on equity equal to its cost of capital (weighted 50%), and (ii) the change in NIACC from the previous year equals 0.5% times the beginning capital, meaning NIACC must improve by one half of one percent of Nationwide’s beginning economic capital base from the previous year (weighted 50%). For 2005, the NVA awards were 77% of the target amount, which was credited to the bank. One third of the positive bank balance, which included the bank balance carried forward from the previous year’s award (as adjusted to correct the overstatement of the 2004 NVA award as described below), was paid in cash and two thirds remained in the bank. A portion of the cash payments made from the bank each year are allocated to and paid for by the Company according to the provisions of the cost sharing agreement. The allocated cash payment amount resulting from the 2005 performance period is reported in the bonus column of the Summary Compensation Table. The allocated cash payment amount resulting from the previous bank balance (as adjusted) is reported in the LTIP column of the Summary Compensation Table. During 2005, the NVA bank balance for the 2004 performance period was recalculated due to an overstatement of the award results by 4.85% for that period for all participants.

The remainder of the long term award opportunity granted to Mr. Rosholt and Ms. Snyder was granted based on financial-based objectives of Nationwide Mutual, the Company’s ultimate parent, and was not allocated to or paid for by the Company.

2005 Chief Executive Officer Compensation

Our Chief Executive Officer, W.G. Jurgensen, is also the Chief Executive Officer of Nationwide Mutual and certain other Nationwide entities. Mr. Jurgensen’s compensation is allocated among the companies in the Nationwide organization for which he provides services pursuant to the cost sharing agreement in such portions as determined each year in advance by the Compensation Committee and the Nationwide Mutual Human Resources Committee. Pursuant to the terms of the cost sharing agreement, Nationwide Mutual pays Mr. Jurgensen’s compensation, and the other companies in the Nationwide organization reimburse Nationwide Mutual for their allocated portion of his compensation. The compensation shown for Mr. Jurgensen in this proxy statement and discussed in this report represents the portion of his total compensation that is allocated to and paid for by the Company and its subsidiaries, unless otherwise noted. Mr. Jurgensen’s base pay and NVA allocation is determined by a corporate governance percentage, which distributes the expense to major Nationwide business units based on revenue, headcount and activity. Mr. Jurgensen’s annual incentive allocation is determined by the relative contribution of Company performance to his overall annual incentive.

The Compensation Committee determined Mr. Jurgensen’s 2005 compensation in accordance with the same philosophy and objectives described earlier in this report used for all executive officers and incorporated a review of compensation practices from members of the market comparison group. In determining the salary compensation of Mr. Jurgensen for 2005, the Compensation Committee reviewed the financial results of the Company and the entire Nationwide organization for 2005, his strong leadership, his success in building effective relationships, developing and implementing effective strategic plans, and his continued cultural transformation of the Company. The Compensation Committee also took into account the provisions of Mr. Jurgensen’s employment agreement, which are described in detail in the next section of this proxy statement. Based on these reviews, the Compensation Committee determined that Mr. Jurgensen’s compensation was reasonable.

The portion of Mr. Jurgensen’s salary allocated to the Company was $260,000 in 2005. He received the same salary for 2005 that he received for 2004; however the difference in salary between 2004 and 2005 shown in the Summary Compensation Table represents a change in the percentage allocated to the Company and its subsidiaries pursuant to the cost sharing agreement. This salary continues to position Mr. Jurgensen’s total base salary compensation at approximately the 50th percentile of the market comparison group.

The portion of Mr. Jurgensen’s annual incentive compensation allocated to the Company and paid as cash for 2005 under the SEIP was $521,598. In determining the annual incentive compensation award for Mr. Jurgensen for 2005, the Compensation Committee and the Board of Directors considered the following financial-based objectives under the SEIP: net operating earnings per diluted share (weighted 40%), operating revenue growth (weighted 40%) and net operating return on equity (weighted 20%). The results of these financial objectives resulted in a performance-based award of 215% of target for Mr. Jurgensen under the SEIP. The Compensation Committee then assessed Mr. Jurgensen’s performance in light of the financial results of Nationwide Mutual and other subsidiaries of Nationwide Mutual as well as certain non-financial objectives, including talent management and cultural stewardship, relative performance compared to peers, building effective relationships, and strategic planning and implementation. In determining Mr. Jurgensen’s award for 2005, the Compensation Committee also considered the provisions of the cost sharing agreement and used its discretion (as permitted under the SEIP) to adjust the portion of the award determined under the SEIP that was allocated to and paid for by the Company to provide an award that resulted in a cash payout by the Company of 134% of target. This award is shown in the bonus column of the Summary Compensation Table.

Mr. Jurgensen’s total long term opportunity included a mix of elements as follows:

♦	50% NVA, an enterprise metric of which Company performance is a component. A portion of this amount is allocated to the Company pursuant to the cost sharing agreement.

♦

25% stock options, which align long term rewards to the Company and also reflect the Company’s desire to have senior officers, including the Chief Executive Officer, build a significant personal level of stock ownership in the Company to better align their interests with those of shareholders.

♦	25% Nationwide Mutual business unit metrics, which are not allocated to the company.

During February 2005, pursuant to the LTEP, the Compensation Committee granted 25% of Mr. Jurgensen’s long-term incentive opportunity in the form of options to purchase 99,109 shares of Class A common stock, which vest ratably over three years. One half of Mr. Jurgensen’s total long term incentive opportunity was awarded in the form of an NVA award. For 2005, the NVA award was 77% of the target amount, which was credited to the bank. After crediting the bank, one third of the bank balance, which included the positive bank balance carried forward from the previous year’s award, was paid in cash. The cash payment made from the bank each year is allocated to the Company according to the provisions of the cost sharing agreement. The portion of the one third allocated amount that is paid out for 2005 that resulted from the 2005 performance period is reported in the Summary Compensation Table in the bonus column. The portion of the allocated one third amount resulting from the previous bank balance (as adjusted due to the recalculation described above) is reported in the LTIP column of the Summary Compensation Table. The cash payments were allocated to the Company according to the provisions of the cost sharing agreement.

The remainder of the long term award opportunity granted to Mr. Jurgensen was granted based on financial-based objectives of Nationwide Mutual, the Company’s ultimate parent, and was not allocated to the Company.

These awards reflect approximately the 50th percentile of long term compensation for chief executive officers of the market comparison group and of compensation practices from members of the peer group of companies identified in the Performance Graph included later in this proxy statement.

Ownership Guidelines

The Compensation Committee and Board of Directors of the Company adopted stock ownership guidelines in 2002 to further encourage executive officers and directors of the Company to build and maintain ownership of the Company’s Class A common stock. For 2005, the ownership guidelines suggested that directors build and maintain holdings of Class A common stock with a minimum value of three times their annual retainer within three years, and a minimum value of five times their annual retainer within five years. Our Chief Executive Officer is encouraged to build and maintain stock ownership over the same three and five year periods with a minimum value of four times and five times, respectively, the total annual salary he receives for services to the Company and all other Nationwide companies. Certain executive officers of the Company, including those named in the Summary Compensation Table, are also encouraged to build and maintain holdings of Class A common stock over three and five year periods. The three year targets range from a minimum of one half and a maximum of three times annual salary, and the five year targets range from a minimum of one and a maximum of four and one half times annual salary, depending in each case on the officer’s level within Nationwide. The Compensation Committee monitors progress towards achieving the ownership guidelines.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code provides that executive compensation in excess of $1,000,000 paid to certain of a company’s executive officers in any calendar year is not deductible for purposes of corporate income taxes, unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Internal Revenue Code. The Compensation Committee will continue to rely on performance-based compensation programs. Programs will be designed to meet, in the best possible manner, future corporate business objectives. Certain awards under both the SEIP and LTEP are intended to qualify as “performance-based compensation” for the purposes of Section 162(m). However, the Compensation Committee may award compensation that is not fully deductible if the Compensation Committee determines that such an award is consistent with our philosophy and in the best interests of the Company and its shareholders. For 2005, the Company believes that the compensation paid to the executive officers is deductible compensation under Section 162(m) of the Internal Revenue Code.

Nationwide Financial Services, Inc. Compensation Committee

David O. Miller, Chairman

James G. Brocksmith, Jr.

Donald L. McWhorter

Gerald D. Prothro

EMPLOYMENT AGREEMENTS

W.G. Jurgensen

Nationwide Mutual entered into an employment agreement dated May 26, 2000 with Mr. Jurgensen, who became CEO of Nationwide Mutual, the Company and certain other Nationwide companies in 2000. The agreement has a three year term (subject to earlier termination in certain circumstances), and thereafter automatically renews for successive periods of one year unless either party gives notice of nonrenewal.

Mr. Jurgensen’s annual base salary is to be no less than $1,000,000 from and after April 1, 2002, and his annual target performance bonus is 150% of base salary (maximum bonus—300% of base salary). Upon joining Nationwide, Mr. Jurgensen received an option to purchase 60,000 shares of the Company’s common stock, vesting ratably over 5 years; 25,000 shares of restricted stock, vesting 12,500 shares on the third anniversary and 6,250 shares on each of the fourth and fifth anniversaries of the grant date; a target long-term incentive award of $1,500,000 under the Long-Term Performance Plan of Nationwide Mutual (with any payment pro-rated by a two-thirds participation rate); an additional option to purchase 150,000 shares of common stock under the LTEP, vesting ratably over 3 years; and a target long-term incentive award of $1,950,000 under the Long-Term Performance Plan of Nationwide Mutual for the 2000-2002 performance cycle. Mr. Jurgensen is eligible to receive future grants under stock incentive programs and cash long-term incentive programs consistent with other senior executive officers and competitive pay practices generally. Mr. Jurgensen and his eligible dependents are entitled to participate in all employee retirement and welfare benefit plans. Mr. Jurgensen became eligible to participate in a full retirement benefit of 4% of his highest 5 year average compensation for each full or partial year of service with Nationwide, to a maximum of 16.25 years, upon completion of five years of service. Mr. Jurgensen was entitled to relocation expenses, grossed-up, including temporary living expenses and resale of his home at its appraised value. He is also entitled to receive executive fringe benefits available to senior level executive officers. If Mr. Jurgensen’s employment is terminated for any reason, subject to vesting provisions as described below, he will be entitled to receive an amount which, when added to benefits payable under all defined benefit retirement plans of Nationwide Mutual and its affiliates and any of Mr. Jurgensen’s former employers, will produce a single life annuity pension payable at age 65 in an annual amount equal to the number of years of service (up to 16.25) multiplied by 4% multiplied by his final average pay (as defined), up to an annual maximum of 65% of final average pay. Final average pay cannot be less than $2,125,000. This benefit vests if Mr. Jurgensen is employed on April 1, 2006, or if his employment is terminated without cause or under certain circumstances following a change in control. A survivor benefit is payable even if the benefit is not vested.

If Nationwide Mutual terminates Mr. Jurgensen’s employment without cause, Mr. Jurgensen will be entitled to receive severance benefits equal to three times his annual base salary, his annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the target amount (prorated if termination takes place prior to the final year of the award period). Any outstanding options and restricted stock will vest to the extent they would have vested on the next vesting date. Mr. Jurgensen shall also receive benefits under various Nationwide sponsored retirement, savings and deferred compensation plans and cash payments equal to matching Company contributions under certain other Company plans.

Upon a change of control, as defined below, if (i) Mr. Jurgensen’s employment is terminated without cause; (ii) he resigns for good reason; or (iii) he resigns during the one month “window” period one year after the change in control, Mr. Jurgensen will be entitled to receive severance benefits equal to three times his salary and target annual bonus, his annual performance bonus (at not less than the target amount) and long-term incentive awards at not less than the total target amounts then in effect, and all of his options and restricted stock will vest in full. Mr. Jurgensen will also receive benefits under various Company retirement, savings and deferred compensation plans, cash payments equal to matching Company contributions under certain Company plans, and a gross-up payment to the extent any payment would constitute an excess parachute payment under the Internal Revenue Code.

A change of control for the purpose of Mr. Jurgensen’s employment agreement is defined as the (i) sale or disposition of all or substantially all of the assets of Nationwide Mutual; (ii) liquidation or dissolution of Nationwide Mutual; (iii) change in the members constituting the Mutual Board by 50% or more within two years as a result of a corporate transaction; (iv) entering into an agreement giving power to direct the management of Nationwide Mutual to a person other than the policyholders; (v) entering into an agreement reinsuring all or substantially all the business of Nationwide Mutual (other than through an affiliate); (vi) sale or disposition of a controlling interest in Nationwide Mutual (other than to a subsidiary); or (vii) determination by the board of directors that certain other specified events shall constitute a change of control, such as a demutualization, establishment of a mutual holding company structure or any other similar event that the board shall designate.

Nationwide Mutual entered into an amendment of the employment agreement with Mr. Jurgensen as of March 1, 2005. The amendment allows for the earlier commencement of supplemental pension benefits after termination of employment. Prior to amendment, the employment agreement provided that payments with respect to benefits under the Nationwide Retirement Plan, Nationwide Supplemental Retirement Plan and Nationwide Excess Benefit Plan would not begin until after the end of the severance period (which is the period ending two years after the executive officer’s termination of employment in the event of a termination before a change of control or the period ending three years after the executive officer’s termination of employment at or after a change of control). Under the amendment, the supplemental pension benefits will be paid in the same forms and at the same times as the other benefits described in the agreements, generally within thirty (30) days of termination of employment. The amendment changes the timing, but not the amount, of benefits that would be paid out under the agreement.

Mark R. Thresher

The Company entered into an employment agreement dated January 1, 2004 with Mr. Thresher, who became President and Chief Operating Officer of the Company as of May 5, 2004. The agreement has a two year term (subject to earlier termination in certain circumstances) with automatic one year renewals unless either Mr. Thresher or the Company gives notice of non-renewal.

The agreement provides that Mr. Thresher will be paid an annual base salary equal to his salary in effect on January 1, 2004, subject to annual review and adjustment by the Board of Directors or a committee thereof. The agreement also provides that Mr. Thresher is entitled to (i) participate in all short-term and long-term incentive programs for senior executive officers at appropriate levels; (ii) receive employee retirement and welfare benefits as available to senior level executive officers; and (iii) receive fringe benefits and perquisites as available to senior level executive officers.

If Mr. Thresher’s employment is terminated without cause or if he resigns for good reason after a substantial reorganization of the Company, provided he signs a written release of any and all claims against the Company in accordance with the terms of his agreement, he will be entitled to severance benefits equal to two times his annual base salary, his annual short-term incentive bonus for the year in which the termination occurs, an amount equal to the after-tax cost of continuing medical and dental coverage for two years if his employment is terminated prior to a change in control of the Company or for three years after any change in control of the Company, and lump-sum payments with respect to the long-term incentive awards in effect for Mr. Thresher at his termination. Mr. Thresher’s outstanding stock options and restricted stock would become vested and exercisable and he would receive the benefits due him under the Nationwide Retirement Plan, the Nationwide Supplemental Retirement Plan, the Nationwide Excess Benefit Plan, the Nationwide Savings Plan, the Nationwide Supplemental Defined Contribution Plan and the Nationwide Individual Deferred Compensation Plan.

Robert A. Rosholt

In January 2003, Nationwide Mutual entered into an employment agreement with Mr. Rosholt. Mr. Rosholt serves as Executive Vice President—Chief Financial Officer of Nationwide Mutual and several other companies within Nationwide, and serves as Executive Vice President—Finance, Investments and Strategy of the Company. The agreement has a one year term, with automatic one year renewals, unless either Mr. Rosholt or Nationwide Mutual gives notice of non-renewal.

The agreement provides that Mr. Rosholt’s salary will be $700,000, periodically reviewed for appropriate increases. Mr. Rosholt is also entitled to (i) participate in all short-term and long-term incentive programs for senior executive officers at appropriate levels; (ii) receive employee retirement and welfare benefits as available to senior level executive officers; and (iii) receive fringe benefits and perquisites as available to senior level executive officers.

If Mr. Rosholt’s employment is terminated without cause or if he resigns for good reason after a substantial reorganization of Nationwide Mutual, provided he signs a written release of any and all claims against Nationwide Mutual in accordance with the terms of his agreement, he may be entitled to severance benefits equal to two times his annual base salary, his annual short-term incentive bonus for the year in which the termination occurs, an amount equal to the after-tax cost of continuing medical and dental coverage for two years if his employment is terminated prior to a change in control of Nationwide Mutual or for three years after any change in control of Nationwide Mutual, and lump-sum payments with respect to the long-term incentive awards in effect for Mr. Rosholt at his termination. Mr. Rosholt’s outstanding stock options and restricted stock would become vested and exercisable, and he would receive the benefits due him under the NRP, the Nationwide Supplemental Retirement Plan, the Nationwide Excess Benefit Plan, the Nationwide Savings Plan, the Nationwide Supplemental Defined Contribution Plan and the Nationwide Individual Deferred Compensation Plan.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following tables set forth certain information regarding beneficial ownership, as of February 15, 2006, of (i) each person known by the Company to be the beneficial owner of more than five percent of either class of the Company’s common stock; (ii) each director and nominee for director; (iii) each executive officer listed in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group.

Class A Common Stock

The following table sets forth the number of shares of Class A common stock of the Company owned as of February 15, 2006 by each person or entity known by the Company to be the beneficial owner of more than five percent of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, N.A.[1] 45 Fremont Street San Francisco, CA 94105	5,037,325	8.79%

FMR Corp.[2] 82 Devonshire Street Boston, MA 02109	3,781,158	6.596%

[1]

On a Schedule 13G dated December 31, 2005, Barclays Global Investors, N.A. reported sole voting power with respect to 4,442,271 shares and sole dispositive power with respect to 5,037,325 shares. The Schedule 13G also reported ownership of shares by Barclays Global Fund Advisors (sole voting power with respect to 210,952 shares and sole dispositive power with respect to 224,337 shares—0.39% of class) and Barclays Global Investors, LTD (sole voting power with respect to 537,115 shares and sole dispositive power with respect to 561,641 shares—0.98% of class).

[2]	On a Schedule 13G/A, Amendment No. 3, dated February 14, 2006, FMR Corp. reported sole voting power with respect to 30,858 shares and sole dispositive power with respect to 3,781,158 shares.

The following table sets forth the number of shares of Class A common stock owned beneficially as of February 15, 2006 by (i) each director and nominee for director; (ii) each executive officer listed in the Summary Compensation Table; and (iii) all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Options Exercisable within 60 Days	Stock Units[4]
Joseph A. Alutto	17,112[3]	12,428	—
James G. Brocksmith, Jr.	24,970	17,247	—
Keith W. Eckel	11,763[3]	6,291	—
W.G. Jurgensen	859,313[3]	809,313	15,267
Richard A. Karas	104,169	98,354	—
Lydia M. Marshall	28,724	19,267	—
Donald L. McWhorter	26,013	17,211	—
David O. Miller	28,032	19,247	—
Martha Miller de Lombera	7,527	5,455	—
James F. Patterson	27,926[3]	19,247	—
Gerald D. Prothro	25,049	17,247	—
Robert A. Rosholt	152,543	141,574	—
Arden L. Shisler	30,371	19,247	—
Alex Shumate	15,670	12,248	—
Gail G. Snyder	3,568	1,568	—
Mark R. Thresher	159,701[3]	136,695	17,652
Directors and Executive Officers as a group (Total of 42)	2,472,519	2,264,038	66,151

[1]

The shares of the Company’s Class A common stock beneficially owned by each person named above do not exceed one percent of the outstanding shares of Class A common stock as of February 15, 2006, except for Mr. Jurgensen who beneficially owned 1.52% as of such date. The shares beneficially owned by the group of directors and executive officers as a whole represents 4.84% of the outstanding shares as of February 15, 2006. Except as otherwise indicated in footnote 3 below, all of the persons listed in the table above have sole voting and investment power over the shares of Class A common stock identified as beneficially owned.

[2]	Total includes options exercisable within 60 days of February 15, 2006.

[3]

Total includes (a) shares jointly owned (and for which voting and investment power is shared) with spouse for the following persons: Mr. Alutto—1,422 shares; Mr. Patterson—7,310 shares; and Mr. Thresher—7,600 shares, (b) shares owned in a partnership: Mr. Eckel—3,031 shares, and (c) shares held in a trust: Mr. Jurgensen—25,000 shares.

[4]	Stock units held in the Nationwide Individual Deferred Compensation Plan and invested in the NFS Common Stock Fund (the “NFS Fund”), payable in cash, generally upon termination of employment.

Class B Common Stock

The following table sets forth the number of shares of Class B common stock of the Company owned as of February 15, 2006 by each person or entity known by the Company to be the beneficial owner of more than five percent of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Nationwide Corporation One Nationwide Plaza Columbus, Ohio 43215-2220	95,633,767	100%

The Class B common stock is convertible into Class A common stock at any time by the holder on the basis of one share of Class A common stock for each share of Class B common stock converted. Nationwide Corporation holds sole voting and investment power of all of the shares of Class B common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires that officers, directors and holders of more than 10% of the Company’s common stock file reports of their trading in the Company’s equity securities with the SEC. Based solely on a review of such reports and written representations furnished to us during and with respect to 2005, we believe that all such reports were timely filed except for a late filing by Terri L. Hill, Executive Vice President—Chief Administrative Officer. Ms. Hill inadvertently did not report the sale of a fractional share as a result of a change in broker representation. A Form 4 was subsequently filed to report this disposition.

DESCRIPTION OF COMPENSATION PLANS

Senior Executive Incentive Plan

The Senior Executive Incentive Plan (the “SEIP”) is maintained by the Company for the benefit of its senior executive officers. Pursuant to the SEIP, annual incentive compensation awards may be granted to certain senior executive officers of the Company, including those named in the Summary Compensation Table. Participants are selected annually by the Compensation Committee of the Company’s Board of Directors. Awards under the SEIP are generally paid in cash. SEIP awards are based on the senior executive’s level of achievement of performance goals established by the Compensation Committee before the end of the first quarter of each calendar year. Awards may be based on criteria including, but not limited to, return on equity, operating earnings per share, stock performance, revenue and/or sales and expense levels. The Compensation Committee establishes minimum, target and maximum levels of performance goals. No payments will be made with respect to performance goals if the minimum level of performance is not achieved. Maximum performance will result in payment at 250% of the target level payment established for the award. The maximum possible payment to any participant who is a covered employee under the SEIP in any year is $5.0 million.

Office of Investments Incentive Plan

Under the Office of Investments Incentive Plan (“OIP”), annual payments were made to officers of the Company, including Ms. Snyder. The Office Of Investments’ performance measures are primarily based on total value added, defined as the total risk adjusted spread on a net present value basis for all investments, adjusted for expenses and credit experience in each period. The reported value added is a blend of the current year and the preceding 3 and 5 years when computed, and further based upon individual performance. Under the OIP, the participant is granted a target incentive amount that represents a percentage of the participant’s midpoint (from

15% to 125% depending on the participant’s position within the Office of Investments). The actual amount received by the participant under the OIP will be a percentage of the participant’s salary midpoint, depending solely on the achievement of the business and individual performance measures. There is no maximum percentage limitation, and the minimum percentage is zero.

Individual Deferred Compensation Plan

Under the Nationwide Individual Deferred Compensation Plan (the “IDC Plan”), eligible executive officers of participating Nationwide companies, including the Company, may elect to defer payment of compensation otherwise payable to them. Eligible executive officers of the Company may enter into deferral agreements in which they may annually (periodically for deferral of restricted stock) elect to defer a portion of their salary, incentive compensation and/or restricted stock earned during the following year or performance cycle. Elections are effective prospectively. Amounts deferred under the IDC Plan are generally payable in cash in annual installments beginning in January of the calendar year immediately following the calendar year the executive officer terminates employment or after the expiration of the deferral period elected by the executive officer, if applicable. Individual accounts under the IDC Plan are credited with deferral amounts and earnings or losses based on the net investment return on the participant’s choice of investment measures offered under the IDC Plan. Effective December 1, 2003, the IDC Plan permits acceleration of the payout, without penalty, if the participant dies and the participant’s estate is the beneficiary of the participant’s deferred compensation account.

The IDC Plan is being amended to comply with the legal requirements imposed for deferred compensation plans under the new Internal Revenue Code Section 409A and corresponding Treasury regulations. Most of the amendments are effective as of January 1, 2005 and include, but are not limited to, the addition of a six-month waiting period for distributions to key employees. The IDC Plan, as amended, retains a provision that permits a participant or beneficiary to take an unscheduled withdrawal from his or her account. However, any such elective withdrawal applies only to amounts earned and vested, including attributable earnings, on or before December 31, 2004, and any such withdrawal is subject to a 10% early withdrawal penalty.

Also effective January 1, 2005, the IDC Plan was amended to limit changes in investment options by participants to once every seven days.

Savings Plan

The Nationwide Savings Plan (the “NSP”) is a qualified profit sharing plan that includes a qualified cash or deferred arrangement covering eligible employees of participating Nationwide companies. Under the NSP, executive officers of the Company named in the Summary Compensation Table and other participants who are not residents of Puerto Rico may elect to contribute between 1% and 80% of their compensation to accounts established on their behalf. Participant contributions are in the form of voluntary, pre-tax salary deductions. Participating Nationwide companies, including the Company, are obligated to make matching employer contributions, for the benefit of their participating employees, at the rate of 50% of the first 6% of compensation deferred or contributed to the NSP by each employee. All amounts contributed are held in a separate account for each participant and are invested in the available investment options chosen by the participant. The available investment options for employer matching contributions include the NFS Fund. The NFS Fund is not available as an investment option under the NSP to certain executive officers, including those listed in the Summary Compensation Table of this proxy statement, except for those amounts in a participant’s account that were invested in the NFS Fund prior to the participant becoming an executive officer of the Company. The NFS Fund will no longer be offered as an investment option under the NSP effective March 2006.

Normally, a participant is eligible to receive the value of his or her vested account balance upon termination of employment. However, a participant may withdraw all or a part of the amounts credited to his or her account prior to termination, such as upon attainment of age 59 1/2. A participant is immediately vested in all amounts credited to his or her account as a result of salary deferrals or after-tax contributions and earnings or losses on those deferrals or contributions, as applicable. A participant is vested in employer matching contributions and earnings or losses on those contributions on a pro rata basis over a period of five years. Effective August 29, 2005, the NSP was amended to incorporate the withdrawal penalty relief for victims of recent hurricanes permitted by the Internal Revenue Service.

Supplemental Defined Contribution Plan

The Nationwide Supplemental Defined Contribution Plan is an unfunded, nonqualified defined contribution supplemental benefit plan. The plan provides benefits equal to employer matching contributions that would have been made under the NSP for the participants but for the Internal Revenue Code’s limitation on compensation that can be considered for deferrals to the NSP. Only elected officers of Nationwide, including elected officers of the Company, earning in excess of the limit set forth in the Internal Revenue Code annually are eligible to participate in the Nationwide Supplemental Defined Contribution Plan. Through December 31, 2005, benefits under the Nationwide Supplemental Defined Contribution Plan vest pro rata over a period of five years of participation in the plan. However, effective December 31, 2005, all participants in the Supplemental Defined Contribution Plan as of December 31, 2005 became 100% vested in their benefit accounts. For all other participants, the benefits under the Nationwide Supplemental Defined Contribution Plan vest after five years of participation in the plan. Amounts in participant accounts are invested in the funds available under the Plan and chosen by the participant. A participant receives the value of his or her account upon termination of employment.

Beginning December 1, 2003, the Supplemental Defined Contribution Plan permits acceleration of the payout, without penalty, if the participant dies and the participant’s estate is the beneficiary of the participant’s deferred compensation account.

The Supplemental Defined Contribution Plan is being amended to comply with the legal requirements imposed for deferred compensation plans under the new Internal Revenue Code Section 409A and corresponding Treasury regulations. Most of the amendments are effective as of January 1, 2005 and include, but are not limited to, the addition of a six-month waiting period for distributions to key employees if such amounts are attributable to amounts accrued after December 31, 2004.

Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long Term Equity Compensation Plan

The purpose of the LTEP is to encourage high levels of performance by selected directors, employees and agents of the Company and certain of its affiliated companies, as well as to attract and retain the services of such individuals by aligning their interests with those of the Company’s shareholders.

The LTEP provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and nonqualified stock options, for shares of the Company’s Class A common stock; (ii) stock appreciation rights (“SARs”), either in tandem with stock options or freestanding; (iii) restricted stock; (iv) performance shares and performance units; and (v) Nationwide Value Added (“NVA”) awards, which may be paid in cash or in shares of Class A common stock (or a combination of cash and shares). Awards may be made to the same person on more than one occasion and may be granted singly, in combination or in tandem as determined by the Compensation Committee.

The LTEP provides the Compensation Committee, which administers the LTEP, flexibility in creating the terms and restrictions deemed appropriate for particular awards. The LTEP is intended to constitute a nonqualified, unfunded, unsecured plan for incentive compensation. Certain awards under the LTEP are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

PERFORMANCE GRAPH

The following graph shows a comparison of the Company’s cumulative total shareholder return along with the S&P 500 Stock Index and an index of peer companies selected by the Company for the past five years. In 2005, Allmerica Financial Corporation sold its life insurance business and changed its name to The Hanover Insurance Group, Inc. As a result, Allmerica has been replaced with Genworth Financial, Inc. in our current peer group. The following companies are included in the current peer group: Aflac Incorporated; Genworth Financial, Inc.; Hartford Financial Services Group, Inc.; Jefferson-Pilot Corporation; Lincoln National Corporation; Manulife Financial Corporation; MetLife Inc.; Protective Life Corporation; Principal Financial Group; and Prudential Financial, Inc. Companies included in the peer group have business operations similar to the Company and are considered to be significant competitors to the Company.

The graph plots the changes in the value of an initial $100 investment over the indicated time periods, assuming reinvestment of all dividends. Returns of the index of peer companies have been weighted according to their respective aggregate market capitalization at the beginning of each period shown on the graph.

*	Assumes $100 invested at the close of trading on December 31, 2000 in Nationwide Financial Services, Inc. Class A common stock, S&P 500, Peer Group - Current and Peer Group - Old.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
NATIONWIDE FINANCIAL SERVICES, INC.	$100.00	$88.34	$62.01	$72.79	$85.85	$100.74
S&P 500	$100.00	$88.11	$68.64	$88.33	$97.94	$102.75
PEER GROUP - CURRENT	$100.00	$88.02	$81.28	$105.30	$132.01	$164.29
PEER GROUP - OLD	$100.00	$87.04	$79.10	$103.23	$128.27	$159.21

There can be no assurance that the Company’s stock performance will continue into the future with the same or similar trends depicted in the preceding graph. The Company will not make or endorse any predictions as to future stock performance.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Management and Others

Alex Shumate, a director of the Company since May 2002, is a partner of the law firm Squire, Sanders & Dempsey L.L.P. His firm provided legal services to Nationwide during 2005. The amount paid by the Company for these services was less than five percent of the firm’s gross revenues for its last full fiscal year.

Related Party Transactions

Intercompany Agreement

The Company, Nationwide Mutual and Nationwide Corporation entered into an Intercompany Agreement, certain provisions of which are summarized below. As used in this summary, “Nationwide Mutual” means Nationwide Mutual collectively with its subsidiaries and affiliates (other than the Company and its subsidiaries).

Nationwide Mutual Consent to Certain Events

Under the Intercompany Agreement, as long as Nationwide Mutual controls at least 50% of the combined voting power of the outstanding voting stock of the Company, the Company must obtain the prior written consent of Nationwide Mutual for:

♦	any consolidation or merger of the Company or any of its subsidiaries with any person (other than with a wholly-owned subsidiary);

♦

any sale, lease, exchange or other disposition or acquisition of assets by the Company or any of its subsidiaries (other than transactions to which the Company and its subsidiaries are the only parties), or any series of related dispositions or acquisitions involving consideration in excess of $250 million;

♦	any change in the authorized capital stock of the Company or the creation of any class or series of capital stock;

♦	any issuance by the Company or any subsidiary of the Company of any equity securities or rights, warrants or options to purchase equity securities, except:

1.	shares of Class A common stock pursuant to employee and director stock option, profit-sharing and other benefit plans of the Company and its subsidiaries and any options exercisable for such stock,

2.	shares of Class A common stock issued upon the conversion of any Class B common stock,

3.	the issuance of shares of capital stock of a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company, and

4.	in the public offering of Class A common stock in March 1997;

♦	the dissolution, liquidation or winding up of the Company;

♦	amendments to certain provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws;

♦	the election, removal or filling of a vacancy in the office of the Chairman, Chief Executive Officer or President of the Company;

♦

the declaration of dividends on any stock of the Company, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of the Class A common stock;

♦	capital expenditures or series of related capital expenditures of the Company or any of its subsidiaries in excess of $250 million during any period of 12 consecutive months;

♦	the creation, incurrence or guaranty by the Company or any of its subsidiaries of indebtedness for borrowed money in excess of $100 million, except certain fixed income offerings; and

♦

any change in the number of directors on the Board of Directors of the Company, the determination of members of the Board of Directors or any of its committees and the filling of newly created memberships and vacancies on the Board of Directors or any of its committees.

License to Use Nationwide Name and Service Marks

The Company and certain of its subsidiaries have a license to use the “Nationwide” trade name and certain other service marks solely for the purpose of identifying and advertising the Company’s long-term savings and retirement business and related activities.

Equity Purchase Rights

To the extent permitted by the NYSE, and for so long as Nationwide Mutual controls at least 50% of the combined voting power of the outstanding voting stock of the Company, Nationwide Corporation can purchase its pro rata share (based on its then current percentage voting interest in the Company) of any voting equity securities to be issued by the Company (excluding any such securities offered pursuant to employee stock options or other benefit plans, dividend reinvestment plans and other offerings other than for cash).

Registration Rights

Nationwide Corporation has certain demand and “piggyback” registration rights. It has the right to request up to two demand registrations in each calendar year, but not more than four in any five year period. Nationwide Corporation will also have the right to include the shares of common stock held by it in any registration of common equity securities of the Company, initiated by the Company on its own behalf or on behalf of any other shareholders of the Company. These rights are subject to certain “blackout” provisions.

Nationwide Mutual Agents	Nationwide Mutual allows the Company to distribute its variable annuity, fixed annuity and individual universal, variable and traditional life insurance products through Nationwide Mutual agents.

Marketing and Fund Participation Agreements

Funds of Gartmore Global Investments, Inc. (“GGI”), an affiliate, are offered to the Company’s customers as investment options in certain of the Company’s products. This arrangement is documented in agreements between GGI affiliates and the Company to govern the inclusion of GGI affiliated funds within various distribution channels of the Company. In addition, the agreements cover the payment of revenue to the Company in exchange for services that the Company (or its subsidiaries) provides. These services include shareholder and administrative services, record keeping, distribution and marketing support. As of December 31, 2005 and 2004, customer allocations to GGI funds totaled $20.24 billion and $17.93 billion, respectively. For the years ended December 31, 2005, 2004 and 2003, GGI paid the Company $64.2 million, $55.0 million and $42.6 million, respectively, for the distribution and servicing of these funds. In addition, the Company entered into a renewable three year marketing and support services agreement with GGI effective June 28, 2002. Effective June 28, 2005, the Company and GGI amended the agreement to provide for an initial term of three years and sixty days from June 28, 2002. The agreement expired on August 26, 2005. Under this agreement, the Company had received a quarterly fee of $1.0 million in exchange for certain marketing and support of GGI product offerings.

Effective October 1, 2005, an affiliate of GGI and the Company agreed to increase the fees paid to the Company with respect to various GGI managed money market funds on an annualized basis by 15 basis points in place of the expired marketing and support services agreement. These fees are included in the amounts disclosed above.

Group Annuity and Life Insurance Contracts

The Company has issued group annuity and life insurance contracts and performs administrative services for various employee benefit plans sponsored by Nationwide Mutual or its affiliates. Total account values of these contracts were $6.61 billion and $5.97 billion as of December 31, 2005 and 2004, respectively. Total revenues from these contracts were $141.9 million, $142.2 million, and $143.4 million for the years ended December 31, 2005, 2004 and 2003, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances was $108.3 million, $109.2 million and $114.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. The terms of these contracts are consistent in all material respects with what the Company offers to unaffiliated parties who are similarly situated.

Savings Plan

The 401(k) Companies, Inc., a wholly-owned subsidiary of the Company, serves as the administrator of certain defined contribution plans sponsored by Nationwide Mutual and its affiliates. Total revenues reported by The 401(k) Companies, Inc. related to these administration services totaled $3.0 million, $2.9 million and $2.7 million during 2005, 2004 and 2003, respectively, and are included in the total revenue amounts described under Group Annuity and Life Insurance Contracts above.

Federal Income Taxes

Through September 30, 2002, the Company filed a consolidated federal income tax return with Nationwide Mutual. Effective October 1, 2002, the Company began filing a consolidated federal tax return with its non-life insurance company subsidiaries. Total payments to (from) Nationwide Mutual were $45.0 million, $37.4 million and $(0.2) million for the years ended December 31, 2005, 2004 and 2003, respectively. These payments related to tax years prior to deconsolidation.

Modified Coinsurance Agreements

Nationwide Life has a reinsurance agreement with Nationwide Mutual whereby all of Nationwide Life’s accident and health business not ceded to unaffiliated reinsurers is ceded to Nationwide Mutual on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets and investment earnings are paid to the reinsurer. Under the terms of Nationwide Life’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to Nationwide Mutual for the years ended December 31, 2005, 2004 and 2003 were $429.5 million, $335.6 million and $286.7 million, respectively, while benefits, claims and expenses ceded were $398.8 million, $336.0 million and $247.5 million, respectively.

Amended and Restated Cost Sharing Agreement

Pursuant to a cost sharing agreement among Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, Nationwide Mutual provides to those subsidiaries certain operational and administrative services, such as investment management, advertising, personnel and general management services. Expenses covered by such agreement are subject to allocation among Nationwide Mutual and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies and that are within industry guidelines and practices. In addition, Nationwide Services Company, LLC, a subsidiary of Nationwide Mutual, provides computer, telephone, mail, employee benefits administration and other services to Nationwide Mutual and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended

December 31, 2005, 2004 and 2003, the Company made payments to Nationwide Mutual and Nationwide Services Company, LLC totaling $314.7 million, $221.7 million and $186.8 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

Marketing Allowance Agreement

Under a marketing agreement with Nationwide Mutual, Nationwide Life makes payments to cover a portion of the agent marketing allowance that is paid to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $26.5 million, $23.2 million and $24.8 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Leases

The Company leases office space from Nationwide Mutual and certain of its subsidiaries. For the years ended December 31, 2005, 2004 and 2003, the Company made lease payments to Nationwide Mutual and its subsidiaries of $18.7 million, $18.4 million and $18.0 million, respectively.

Repurchase Agreement

The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus interest. As of December 31, 2005 and 2004, the Company had no borrowings from affiliated entities under such agreements. During 2005, 2004 and 2003, the most the Company had outstanding at any given time was $55.3 million, $227.7 million and $126.0 million, respectively, and the amounts the Company incurred for interest expense on intercompany repurchase agreements during these years were immaterial. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained from unaffiliated parties.

Cash Management Agreement

The Company and various affiliates entered into agreements with Nationwide Cash Management Company (“NCMC”), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC for the benefit of the Company were $685.4 million and $641.3 million as of December 31, 2005 and 2004, respectively, and are included in short-term investments on the Company’s consolidated balance sheets. For the years ending December 31, 2005, 2004 and 2003, the Company paid NCMC fees totaling less than $0.1 million under this agreement.

Online Brokerage Software Application

The Company and an affiliate have developed a browser-based policy administration and online brokerage software application for defined benefit plans. In connection with the development of this application, the Company made net payments, which were expensed, to that affiliate related to development totaling $4.1 million, $5.3 million and $1.6 million for the years ended December 31, 2005, 2004 and 2003, respectively.

PROPOSAL 2

RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS

OF THE NATIONWIDE FINANCIAL SERVICES, INC. SENIOR EXECUTIVE INCENTIVE PLAN

FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

Section 162(m) of the Internal Revenue Code generally provides that companies may not deduct compensation paid to the chief executive officer or any of the four most highly compensated officers (“Covered Employees”) to the extent such compensation exceeds $1,000,000 in any one tax year, unless the payments are made based upon the attainment of objective performance goals that are approved by shareholders.

In 2001, with shareholder approval, the Company adopted the Nationwide Financial Services, Inc. Senior Executive Incentive Plan (the “SEIP”) to create incentives for superior performance by senior executives, to link compensation to the Company’s short-term business objectives and corporate goals of the Company and its related entities, and to permit the deduction of the incentive compensation paid to Covered Employees under Section 162(m) of the Internal Revenue Code. To qualify under Section 162(m), the material terms under which the particular performance-based compensation is to be paid, including the performance goals, must be disclosed to and approved by shareholders. While the SEIP and its material terms, including the performance goals, were approved by shareholders at the Company’s annual meeting held in 2001, the Treasury Regulations under Section 162(m) require that the material terms of the performance goals be re-approved by shareholders every five years in order to continue to qualify for the deduction.

Under the SEIP, awards are made utilizing objective performance criteria for determining the maximum bonus awards for Covered Employees and certain other senior executives. All senior officers of the Company, which include the Chief Executive Officer, the President, Executive Vice Presidents and Senior Vice Presidents, are eligible for participation under the SEIP. Non-employee directors are not eligible for participation. The Compensation Committee administers and interprets the SEIP and designates the participants. The Compensation Committee is comprised entirely of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

The amount of an SEIP participant’s award for any calendar year will be based upon performance goals established by the Compensation Committee. These goals will be based on one or more of the following criteria: (i) return on equity; (ii) operating earnings per share; (iii) stock performance; (iv) revenue and/or sales; and (v) expense levels. Performance goals may be established based on individual, business unit, line of business, department and/or Company performance, and may be based on absolute performance, percentage change and/or comparison to peer companies. Each calendar year, the Compensation Committee will establish minimum, target and maximum levels of performance for each goal. Unless the minimum level of performance is achieved, no incentive compensation will be paid by the Company with respect to such performance goal. If the target level of performance is achieved, the participant will receive incentive compensation equal to 100% of the target award for the performance goal. Achieving the maximum level of performance will result in payment of incentive compensation equal to 250% of the target award for such performance goal, up to a maximum payment of $5 million. In its sole discretion, the Compensation Committee may also decide to pay amounts which are less than the amount that would be determined based on the level of achievement with respect to any or all performance goals, based on individual performance or such other criteria as the Compensation Committee may deem relevant.

Awards for a calendar year will be payable to participants under the SEIP following the close of such year, but generally not earlier than the date on which the Compensation Committee determines that the performance goals have been achieved. Awards will generally be paid in cash.

The First Amendment to the SEIP was approved by the Board of Directors on May 5, 2004. No changes were made to the performance goals or to any other material terms of the SEIP in this amendment, which clarified the definition of an Eligible Officer as used in the SEIP.

A copy of the SEIP, and the First Amendment thereto, is attached as Appendix B to this proxy statement.

The Board of Directors unanimously recommends that shareholders vote

“FOR” the re-approval of the material terms of the performance goals of the Senior Executive Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains two equity compensation plans, the LTEP and the Stock Retainer Plan. The following table provides information about equity awards under these plans as of December 31, 2005:

Plan category	(a) Number of Class A Common Shares to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of Class A Common Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders [1]	7,634,265	$35.80	9,640,818 [2]
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	7,634,265	$35.80	9,640,818

[1]	Consists of the LTEP and the Stock Retainer Plan. The Company does not maintain any equity compensation plan not approved by shareholders.
[2]

Securities remaining available for issuance under the LTEP and the Stock Retainer Plan, of which 19,725 shares are available for issuance under the Stock Retainer Plan. For the LTEP, in addition to being available for issuance upon exercise of options and stock appreciation rights, 9,621,093 shares may be issued in connection with restricted stock, performance shares, performance units and NVA awards.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with the Audit Committee charter, the Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006. KPMG LLP has served in this capacity since before the Company’s initial public offering in 1997. Although shareholders’ ratification of this appointment is not required, the Board of Directors requests ratification. Representatives of KPMG LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders.

Principal Accounting Fees and Services

The following table presents fees for services rendered by KPMG LLP to the Company and its subsidiaries for the years ended December 31, 2005 and 2004.

Principal Accounting Fees and Services Table

	2005	2004
Audit Fees	$5,341,800	$5,590,900
Audit Related Fees[1]	844,353	925,313
Tax Fees[2]	60,200	192,945
All Other Fees	—	—

Total Fees	$6,246,353	$6,709,158

[1]

Audit related fees were principally for reports on internal controls (Statement on Auditing Standards (“SAS”) No. 70, Service Organizations); financial statement audits of employee benefit plans; consultations with management regarding the accounting treatment of transactions or potential impact of rulings prescribed by the SEC, the Financial Accounting Standards Board or other accounting standard setting bodies; and other audit related agreed-upon procedures reports.

[2]

Tax fees were for tax consultation regarding federal tax issues resulting from IRS examinations, assistance with IRS or other taxing authority audits, and activities such as tax planning and preparing tax returns to be filed with various taxing authorities.

The Audit Committee of the Company has adopted the following pre-approval policies and procedures for services provided by the independent registered public accounting firm.

Types of Services and Audit Committee Pre-approval

There are four categories of services the independent registered public accounting firm may provide the Company and its subsidiaries as follows:

Audit Services

Audit services include activities that directly relate to the issuance of the independent registered public accounting firm’s report on the various legal entities that are audited within the Company and its subsidiaries. Each year the independent registered public accounting firm submits to the Audit Committee a list of audit reports that will result from the annual audit. An audit fee is estimated and presented to the Audit Committee that specifically relates to these deliverables. The Audit Committee pre-approves both the services and related fees. Such specific pre-approval may be provided at a meeting of the Audit Committee or, between meetings, as necessary by the Chairman of the Audit Committee to whom pre-approval authority has been delegated. The Chairman will update the full Audit Committee at the next Audit Committee meeting for any interim approvals granted. All requests or applications for services to be provided by the independent registered public accounting firm that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the Office of the Executive Vice President—Finance, Investments and Strategy. The Office of the Executive Vice President—Finance, Investments and Strategy will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the Audit Committee for pre-approval. No audit may be performed on the Company and its subsidiaries without the pre-approval of the Audit Committee.

Audit Related Services

Audit related services include those activities performed by the independent registered public accounting firm that are indirectly related to the financial statement audits but are not required to enable the independent registered public accounting firm to form its opinion on those financial statements. Each year the independent registered public accounting firm submits to the Audit Committee a list of audit-related reports (e.g., SAS 70 reports) that management has requested. A fee related to these deliverables is estimated and presented to the Audit Committee. The Audit Committee pre-approves both the services and related fees. Such specific pre-approval may be provided at a meeting of the Audit Committee or, between meetings, as necessary by the Chairman of the Audit Committee to whom pre-approval authority has been delegated. The Chairman will update the full Audit Committee at the next Audit Committee meeting of any interim approvals granted. All requests or applications for services to be provided by the independent registered public accounting firm that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the Office of the Executive Vice President—Finance, Investments and Strategy. The Office of the Executive Vice President—Finance, Investments and Strategy will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the Audit Committee for pre-approval. No audit related services may be performed within the Company and its subsidiaries without the pre-approval of the Audit Committee.

Tax Services

Each year the independent registered public accounting firm submits to the Audit Committee a list of tax services (e.g., IRS examination assistance) that management has requested, if any. A fee related to these deliverables is estimated and presented to the Audit Committee. The Audit Committee pre-approves both the services and related fees. Such specific pre-approval may be provided at a meeting of the Audit Committee or, between meetings, as necessary, by the Chairman of the Audit Committee to whom pre-approval authority has been delegated.

The Chairman will update the full Audit Committee at the next Audit Committee meeting of any interim approvals granted. All requests or applications for services to be provided by the independent registered public accounting firm that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the Office of the Executive Vice President—Finance, Investments and Strategy. The Office of the Executive Vice President—Finance, Investments and Strategy will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the Audit Committee for pre-approval. No tax work may be performed in the Company and its subsidiaries that is not pre-approved by the Audit Committee.

Non-Audit Services

Each year the independent registered public accounting firm will submit to the Audit Committee a list of non-audit services and reports (e.g., internal control letter not required by a regulatory body) that management has requested, if any. A fee related to these deliverables is estimated and presented to the Audit Committee. The Audit Committee pre-approves both the services and related fees. Such specific pre-approval may be provided at a meeting of the Audit Committee or, between meetings, as necessary, by the Chairman of the Audit Committee to whom pre-approval authority has been delegated. The Chairman will update the full Audit Committee at the next Audit Committee meeting of any interim approvals granted. All requests or applications for services to be provided by the independent registered public accounting firm that are not contemplated by this annual pre-approval process, including requests to increase the budget for an approved service, will be submitted to the Office of the Executive Vice President—Finance, Investments and Strategy. The Office of the Executive Vice President—Finance, Investments and Strategy will confirm whether or not such services and/or budget is outside the scope of the annual pre-approved services and budget and will submit appropriate requests and applications to the Audit Committee for pre-approval. No non-audit related services may be performed within the Company and its subsidiaries without the pre-approval of the Audit Committee.

A list of prohibited services follows:

♦	bookkeeping or other services related to the accounting records or financial statements of the Company and its subsidiaries;

♦	financial information systems design and implementation;

♦	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

♦	actuarial services;

♦	internal audit outsourcing services;

♦	management functions or human resources;

♦	broker or dealer, investment advisor, or investment banking services;

♦	legal services and expert services unrelated to the audit; and

♦	any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

The services provided by the independent registered public accounting firm as sub-contractor to any vendor of the Company and its subsidiaries (e.g., attorney, consultant, etc.) are subject to this policy and pre-approval process.

Monitoring and Reporting

The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters it pre-approved. The Office of the Executive Vice President—Finance, Investments and Strategy tracks all fees paid to the independent registered public accounting firm for all services.

The Board of Directors unanimously recommends that shareholders vote

“FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions, internal controls and disclosure controls. It is also responsible for establishing and reviewing annually the policy regarding the engagement of the independent registered public accounting firm and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee is composed of four directors, each of whom is independent as defined by the NYSE listing standards and the rules of the SEC. The Audit Committee operates under a written charter approved by the Board. A copy of the Audit Committee charter approved by the Board on December 7, 2005 is attached to this proxy statement as Appendix C.

Management is responsible for the Company’s internal controls, disclosure controls and financial reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), issuing a report thereon and expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to appoint, terminate, compensate and oversee the work of the Company’s independent registered public accounting firm, which reports to the Audit Committee, and to assist the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and services of the independent registered public accounting firm and the performance of the Company’s internal auditors and its independent registered public accounting firm.

The Audit Committee has approved a procedure for the submission, retention and treatment of concerns or complaints regarding accounting, internal accounting controls or auditing matters and the Company has established both general procedures for registering such concerns and an anonymous, toll-free phone number for employee concerns on such matters. Concerns or complaints may be submitted to the Company’s Office of Ethics and Business Practices by telephone (888-422-4646), in writing (Office of Ethics and Business Practices, P.O. Box 182653, Columbus, Ohio 43218-2653) or by facsimile (614-249-8442). The Office of Ethics and Business Practices initiates an investigation of each complaint received about accounting, internal controls or auditing matters. Each such complaint and the investigation’s findings are reported to the Audit Committee.

In connection with its responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2005 with management and KPMG LLP. It also received reports from the Company’s management and internal auditors on the adequacy of the Company’s internal controls, disclosure controls and internal auditing methods and procedures. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by SAS No. 61, Communication with Audit Committees. The Audit Committee also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with KPMG LLP its independence.

Based upon the Audit Committee’s discussions and the review of the materials referred to above with management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited condensed consolidated financial statements, excluding the related footnotes, be included in the Company’s Annual Report to Shareholders for the year ended December 31, 2005 and the audited consolidated financial statements, including the related footnotes, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Nationwide Financial Services, Inc. Audit Committee

James G. Brocksmith, Jr., Chairman

Keith W. Eckel

Lydia M. Marshall

Gerald D. Prothro

PROPOSAL 4

SHAREHOLDER PROPOSAL

REGARDING THE COMPANY’S

EXECUTIVE COMPENSATION PLANS

The Massachusetts State Carpenters Pension Fund (the “Fund”), 350 Fordham Road, Wilmington, Massachusetts 01887, owner of 1,200 shares of common stock (based on information provided to us by the Fund), has notified the Company that it intends to present the following proposal at the Annual Meeting. As required by federal regulations, the resolution and supporting statement are quoted below exactly as submitted to the Company. The Company and the Board of Directors accept no responsibility for the proposed resolution and supporting statement.

“Resolved:    That the shareholders of Nationwide Financial Services, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.

The annual incentive component of the Company’s Plan should utilize financial performance criteria that can be benchmarked against peer group performance, and provide that no annual bonus be awarded based on financial performance criteria unless the Company exceeds the median or mean performance of a disclosed group of peer companies on the selected financial criteria;

2.

The long-term equity compensation component of the Company’s Plan should utilize financial and/or stock price performance criteria that can be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so that compensation is received only when Company performance exceeds the median or mean performance of the peer group companies on the selected financial and stock price performance criteria;

3.	Plan disclosure should allow shareholders to monitor the correlation between pay and performance established in the Plan.

Supporting Statement:    We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. The median increase in CEO total compensation between 2003 and 2004 was 30.15% for S&P companies, twice the previous year increase of 15.04% according to The Corporate Library’s CEO Pay Survey.

The pay-for-performance concept has received considerable attention, yet most executive compensation plans are designed to award significant amounts of compensation for average or below average peer group performance. Two common and related executive compensation practices have combined to produce pay-for-average-performance and escalating executive compensation.

First, senior executive total compensation levels are targeted at peer group median levels. Second, the performance criteria and benchmarks in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount. The formula combines generous total compensation targets with less than demanding performance criteria and benchmarks.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe a plan to reward only superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.”

Board of Directors’ Statement in Opposition to Shareholder Proposal

The Board of Directors recommends a vote “AGAINST” Proposal 4 for the following reasons:

The Company has a history of linking executive performance to compensation and believes its compensation programs already reflect this pay-for-performance philosophy to the extent appropriate. As discussed in the Compensation Committee Report included elsewhere in this proxy statement, the goals of the Company’s compensation programs are to:

♦	provide a direct link between pay and performance;

♦	allocate a larger percentage of executive compensation to pay that is conditional or contingent on the performance of the Company and each executive’s individual performance;

♦	attract, retain and motivate top-caliber executive officers;

♦	offer compensation elements that are competitive in design and pay level with similar companies; and

♦	encourage executive officers to focus on building shareholder value.

The Compensation Committee, which is composed entirely of independent, non-employee directors, designs compensation policies intended to facilitate achievement of these goals with assistance from independent executive compensation consultants. The Compensation Committee agrees that executive compensation must be carefully evaluated, and thoroughly examines and approves all compensation arrangements relating to executive officers. The Board of Directors believes that the Company’s compensation programs are successful in aligning executive compensation with shareholder interests, and in effectively linking pay to the performance of each individual executive and the Company’s financial results.

Competitive market data is an important tool used by the Compensation Committee to make decisions on compensation. Outside compensation consultants provide this data to the Compensation Committee. Competitive market data compares our compensation practices to a group of similar companies referred to as the market comparison group. These companies compete with us for customers, capital and executive officers, and are similar to the Company in size, scope and business focus. This group includes both life and multi-line insurers and diversified financial organizations.

A significant portion of the Company’s executive officer compensation is performance-based, with salary increases, as well as long and short term incentive plan awards, being tied to both individual and Company performance. Equity compensation paid to executive officers, granted under a shareholder approved equity plan, has historically included a significant portion of stock option awards with three year vesting schedules whose value increases with the Company’s success. Accordingly, the Board of Directors believes adoption of this proposal is unnecessary.

The Board of Directors is also concerned that implementing this proposal would deny the Compensation Committee the flexibility it needs to design programs to recruit and retain qualified executives. In choosing the appropriate compensation arrangements to use for executives, the Compensation Committee must consider many factors, such as the goals established by the Board of Directors for the Company and management, tax, and accounting consequences of various arrangements, competitive practices of comparable companies and prevailing pay rates. Limiting the Compensation Committee’s ability to design compensation programs and set competitive compensation levels in line with those of other companies would place the Company at a significant competitive disadvantage in the recruitment and retention of top executives. The Board of Directors believes that the flexibility of the Compensation Committee to structure incentive compensation awards to include an appropriate combination of Company, individual and market-based performance criteria determined after careful deliberation of the Company’s needs better serves the Company’s efforts to attract, motivate and retain exceptional business leaders as compared to a rigid market performance standard. Adoption of this proposal would reduce the Company’s flexibility to offer compensation arrangements in response to the competitive environment, individual circumstances and Company goals and would not serve the best interests of the Company or its shareholders.

For the foregoing reasons, the Board of Directors believes

that this proposal is not in the best interests of the Company and unanimously recommends that shareholders vote “AGAINST” Proposal 4.

PROPOSALS BY SHAREHOLDERS FOR THE 2007 ANNUAL MEETING

The Company’s Amended and Restated Bylaws provide that in order to submit any business, or nominate any person for election, to the Board of Directors, a shareholder must give written notice to the Secretary of the Company (containing certain information specified in the Amended and Restated Bylaws) not less than 60 days and not more than 90 days prior to the first anniversary date of the Company’s proxy statement in connection with the last Annual Meeting of Shareholders. A copy of the Amended and Restated Bylaws may be obtained by submitting a request to the Company. Requests should be addressed to Lynn Early, Governance Director, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 249-7643 with any questions.

Rule 14a-4 under the Exchange Act allows the Company to use discretionary voting authority to vote on matters coming before an Annual Meeting of Shareholders, if the Company does not have notice of the matter at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting of Shareholders or the date specified by an advance notice provision in the Company’s Amended and Restated Bylaws. The Company’s Amended and Restated Bylaws contain an advance notice provision as described above. For the Company’s Annual Meeting of Shareholders expected to be held on May 2, 2007, shareholders must submit such written notice to the Secretary of the Company not earlier than December 29, 2006 and not later than January 28, 2007.

These requirements are separate and apart from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement under Rule 14a-8 under the Exchange Act. For purposes of the Company’s annual meeting to be held in 2007, any shareholder who wishes to submit a proposal for inclusion in the proxy statement must submit such proposal to the Secretary of the Company on or before November 29, 2006.

OTHER MATTERS

The Board knows of no further business other than that described in this proxy statement that will be presented for consideration at the Annual Meeting of Shareholders. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by such proxy in accordance with their best judgment.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including consolidated financial statements, footnotes and financial statement schedules, but excluding exhibits, will be made available without charge to the shareholders. Requests should be addressed to Mark Barnett, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 677-5331 with any questions.

The Company files Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and other reports electronically with the SEC, which are available on the SEC website (http://www.sec.gov). The Company also makes available on its website (http://www.nationwidefinancial.com), under the SEC Filings subsection of the Investor Relations area of the website, Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K.

March 29, 2006

Appendix A

INDEPENDENCE STANDARDS FOR DIRECTORS

In order for a director to be “independent” for purposes of service on the Nationwide Financial Services, Inc. (“NFS”) Board of Directors, the Board must determine that he or she has no material relationship with NFS (either directly or as a partner, shareholder or officer of an organization that has a relationship with NFS). The Board has established these categorical standards to assist the Board in making determinations of director independence. For purposes of applying these standards, the Board will look back at relationships within the three years preceding the date of the Board determination.2

The Board has established the following categorical standards based on the Corporate Governance Rules of the New York Stock Exchange:

1.	A director will not be independent if, within the preceding three (3) years, he or she was an employee of NFS, other than as an interim executive officer.[3]

2.

A director will not be independent if he or she has received more than $100,000 during any twelve-month period within the preceding three years in direct compensation from NFS, other than compensation for service as an interim executive officer, director and committee fees, and pension or other forms of deferred compensation for prior service, provided that such pension or deferred compensation is not contingent in any way upon continued service.

3.

A director will not be independent if he or she is a current partner or employee of a firm that is the internal or external auditor of NFS or was within the last three (3) years, but is no longer, a partner or employee of such firm and personally worked on the audit of NFS within that time.

4.

A director will not be independent if, within the preceding three (3) years, he or she was employed as an executive officer of another company on whose compensation committee any of the present executive officers of NFS served at the same time.

5.

A director will not be independent if he or she is currently an employee of a company that, within any of the preceding three (3) fiscal years, has made payments to, or received payments from, NFS for property or services in an amount that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues in that fiscal year.[3]

6.	A director will not be independent if an immediate family member of the director, within the preceding three (3) years, has been an executive officer of NFS.

7.

A director will not be independent if an immediate family member of the director has received more than $100,000 during any twelve-month period within the preceding three calendar years in direct compensation from NFS, other than compensation received for service as an employee other than an executive officer, director and committee fees, and pension or other forms of deferred compensation for prior service, provided that such pension and deferred compensation is not contingent in any way upon continued service.

8.

A director will not be independent if his or her immediate family member is (1) a current partner in a firm which is the internal or external auditor of NFS, (2) a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (3) was within the last three (3) years, but is no longer, a partner or employee of such firm and personally worked on the audit of NFS within that time.

[2]	The three (3) year “look-backs” provided for herein will be applied beginning November 4, 2004. Until then, a transitional one (1) year look-back will be applied.
[3]	The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.
[3]	Contributions to tax exempt organizations shall not be considered payments for this purpose.

A-1

9.

A director will not be independent if an immediate family member of the director, within the preceding three (3) years, has been employed as an executive officer of another company on whose compensation committee any of the present executive officers of NFS served at the same time.

10.

A director will not be independent if an immediate family member of the director is currently an executive officer of a company that, in any of the preceding three (3) fiscal years, has made payments to, or received payments from, NFS for property or services in an amount that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues in that fiscal year.[3]

In addition, the Board has established the following supplemental categorical standards:

11.

A director will not be independent if he or she (or his or her spouse) has received more than $100,000 during any twelve-month period within the preceding three calendar years in “indirect” compensation attributable to payments received from NFS for services provided by his or her employer or any advisory firm in which the director is a partner or has a greater than 10% equity or voting interest (whether or not the director personally provided the service).

12.

A director will not be independent if he or she, or a member of his or her immediate family, is an executive officer, director or trustee of a foundation, educational institution, charity or other tax exempt organization that receives, or has received, from NFS or any other Nationwide entity (including Nationwide Foundation), within any of the preceding three (3) years, discretionary contributions, grants or endowments in any single fiscal year exceeding the greater of $100,000 or 1% of consolidated gross revenues received by the tax exempt organization in that fiscal year.

In addition, contributions made by NFS to any tax exempt organization in which a director serves as an executive officer shall be disclosed in the annual proxy statement if, within the preceding three (3) years, contributions in any single fiscal year from NFS to the organization exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

13.

A director will not be independent if he or she, or a member of his or her immediate family is an executive officer, partner or greater than 10% owner of a company that is indebted to NFS, or to which NFS is indebted, and the total amount of indebtedness of either company to the other exceeds 1% of the total consolidated assets of the other company.

14.	A director of NFS who is also a director of an affiliate of NFS will be considered independent if he or she meets the standards set forth above for both NFS and the affiliate.

For purposes of these categorical standards, references to “NFS” mean NFS, its subsidiaries and its parents, Nationwide Mutual Insurance Company and Nationwide Corporation.

For the purposes of these categorical standards, “immediate family” or “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. In applying the three-year (and transitional one-year) “look-back” provisions of these categorical standards, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated shall not be considered.

For relationships not covered by these guidelines, the members of the Board of Directors who meet the independence guidelines set forth above shall determine whether the relationship is material or not. NFS shall explain in the next annual proxy statement the basis for the determination that any such relationship is immaterial.

Approved on November 2, 2005

[3]	Contributions to tax exempt organizations shall not be considered payments for this purpose.

A-2

Appendix B

NATIONWIDE FINANCIAL SERVICES, INC.

SENIOR EXECUTIVE INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of the Nationwide Financial Services, Inc. Senior Executive Incentive Plan is to attract and retain qualified executives by rewarding Eligible Officers for their performance in achieving short-term business objectives of Nationwide Financial Services, Inc. and its related entities, and attaining the corporate goals of such entities, while maintaining the deductibility of the compensation paid to the Eligible Officers.

ARTICLE II

DEFINITIONS

Except as otherwise provided herein, the following terms shall have the meanings assigned:

“Award” shall mean an annual incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals during a Performance Period.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document between NFS and a Participant evidencing an Award.

“Base Salary” shall mean the annual rate of base salary of each Eligible Officer, to be paid by or allocated to the Company, in effect as of the last day of any Performance Period.

“Board” shall mean the Board of Directors of NFS.

“Change in Control” shall mean either: (i) The failure by Nationwide Mutual Insurance Company and its subsidiaries to be the beneficial owner, directly or indirectly, of securities of the Company representing fifty and one-tenth percent (50.1%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) The approval by the stockholders of the Company of either: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company’s assets. The Change in Control will be deemed to have taken place as of the first day either clause (i) or (ii) shall have occurred.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board and shall consist of two or more persons, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.

“Company” shall mean, collectively, NFS and its subsidiaries.

“Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

“Eligible Officer” shall mean the Chairman, Chief Executive Officer, President, any Executive Vice President, or any Senior Vice President of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expense Percentage” shall mean the actual expenses incurred by NFS, the Company, any business unit, or department during the Performance Period divided by the expenses anticipated in the operating plan of NFS, the Company, such business unit or such department, respectively, as approved by the Board for the Performance Period.

“NFS” shall mean Nationwide Financial Services, Inc.

“Operating Earnings” shall mean, for each Performance Period, income before federal income taxes excluding (i) the effects of realized gains or losses on investments, (ii) the cumulative effect of adopting required accounting changes, (iii) the effects of discontinued operations and (iv) unusual charges or credits not directly related to normal business operations and as identified in the reports of NFS to shareholders and accounted for in accordance with Accounting Principles Board Opinion No. 30.

“Operating Earnings Per Share” shall mean Operating Earnings per share of Stock on a diluted basis, as determined under generally accepted accounting principles.

“Participant” shall mean an Eligible Officer of the Company who is, pursuant to Article 4 of the Plan, selected to participate herein.

“Performance Goal” shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth below, the attainment of which may determine the degree of payout with respect to Awards to Covered Employees, the performance measures used to establish Performance Goals under this Plan shall be chosen from among (i) Return on Equity for a Performance Period; (ii) Operating Earnings Per Share of the Company for a Performance Period; (iii) Stock Performance; (iv) the Revenue and/or Sales of NFS, the Company or individual subsidiaries or business segments of the Company; and (v) Expense Percentage. Performance Goals may be established based on individual, business unit, line of business, department and/or Company performance, and may be based on absolute performance, percentage change, and/or comparison to peer companies. All Performance Goals shall be evaluated before any provision for the current and/or cumulative effect of accounting changes adopted under generally accepted accounting principles in respect of such Performance Period, other than such accounting changes explicitly addressed by the Committee at the time the Performance Goal was established. All calculations under this Plan shall be appropriately adjusted to reflect any changes in capital structure and/or the effects of discontinued operations in order to maintain comparability between calculations at the beginning and end of each Performance Period.

“Performance Period” shall mean the Company’s fiscal year.

“Plan” shall mean the Nationwide Financial Services, Inc. Senior Executive Incentive Plan.

“Return on Equity” shall mean the quotient obtained by dividing (i) Operating Earnings for a Performance Period by (ii) the average of common shareholders’ equity of the Company as obtained by summing the common shareholders’ equity at each of the beginning of the performance period and the end of each quarter of the Performance Period and dividing such amount by five (5). Such common shareholders’ equity shall exclude the effect of unrealized gains and losses recognized in accumulated other comprehensive income under Financial Accounting Standards Board Statement No. 115.

“Revenue” shall mean operating revenues as determined in accordance with generally accepted accounting principles, which excludes realized gains and losses.

“Sales” shall mean the total sales of a specified product or group of products by NFS or the Company and, in the case of individual variable annuities, as measured by total flows reported to Variable Annuity Research and Data Service (VARDS).

“Stock” shall mean shares of Class A common stock, par value $ .01 per share, of NFS.

“Stock Performance” shall mean the relative stock performance of the Stock measured as (i) the price earnings ratio of the Stock divided by the price earnings ratio of the S&P 500, compared to (ii) the simple average of the price earnings ratios of those companies within a peer group of companies determined by the Committee at the time Performance Goals are established for the Performance Period, divided by the price earnings ratio of the S&P 500.

ARTICLE III

ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan and the requirements of the Code and other applicable laws, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted, subject to the terms of the Plan; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to certify whether the Performance Goals have been attained, in minutes or otherwise; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to provide, at the time Performance Goals are established for adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award, subject to the terms of the Plan and any Award Agreement; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Award Agreements, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the Performance Goals without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

ARTICLE IV

ELIGIBILITY

Awards may be granted to Eligible Officers in the sole discretion of the Committee. Subject to Article V(b) below, in determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. Awards shall be granted during the first quarter of Performance Period. Additional Awards may be granted during the remaining portion of any Performance Period to individuals who were not previously Eligible Officers, provided, however, that such awards shall be made within sixty days following the date such an individual became an Eligible Officer, but in all events within the first twenty-five percent (25%) of the period from the date such individual became an Eligible Officer to the end of the Performance Period.

ARTICLE V

TERMS OF AWARDS

Awards granted pursuant to the Plan shall be evidenced by an Award Agreement.

(a) IN GENERAL. The Committee shall, within the first quarter of a Performance Period, specify in writing with respect to such Performance Period the Performance Goals applicable to each Award, and minimum, target and maximum levels applicable to each Performance Goal. The minimum level reflects the level of performance below which no payment shall be made; the target level reflects the level of performance at which the Performance Goal is achieved and 100% of the Award will be paid; and the maximum level reflects the level of performance at which 250% of the Award will be paid. Awards for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant’s Base Salary. Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent: (i) the Performance Goals with respect to such Performance Period have been attained, and (ii) the Participant remains employed by the Company through the end of the Performance Period. Notwithstanding the preceding sentence, in the event that a Participant’s employment terminates during the Performance Period due to: (a) death or disability (as defined in the Health Care Plan maintained by the Company), the Participant or the Participant’s estate shall receive a portion or all of the Award as determined by the Committee in its sole discretion; (b) retirement or involuntary termination of the Participant’s employment for the convenience of the Company, the Participant or the Participant’s estate shall remain eligible to receive a portion of the Award based on the amount of time the Participant was employed during the Performance Period and the attainment of the Performance Goals for such Performance Period, or (c) a Change in Control, the provisions of Article VI shall apply.

(b) SPECIAL PROVISIONS REGARDING AWARDS. Notwithstanding anything to the contrary contained in this Section 5, in no event shall payment in respect of Awards granted for a Performance Period be made to a Participant who is a Covered Employee in an amount that exceeds five million dollars.

(c) TIME AND FORM OF PAYMENT. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made, in cash, within a reasonable period after the end of the Performance Period. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

In determining the actual payment to be made to any Participant pursuant to an Award, the Committee may exercise discretion to reduce (but not to increase) the Award from the dollar amount that was determined based on the attainment of the Performance Goals. The Committee may base such reduction on any criteria the Committee may determine in its discretion. No such reduction may be used to increase the amount paid to any other Participant.

ARTICLE VI

CHANGE IN CONTROL

(a) TREATMENT OF OUTSTANDING AWARDS. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies the Performance Goals shall be deemed to have been satisfied at the target level for all outstanding Awards for the entire Performance Period(s) as of the effective date of the Change in Control, and there shall be paid out in cash to Participants within sixty (60) days following the effective date of the Change in Control a pro rata amount based upon such deemed satisfaction of the Performance Goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control.

(b) TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE-IN-CONTROL PROVISIONS. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article VI may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award heretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding awards; provided, however, the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify this Article VI at any time and from time to time prior to the date of a Change in Control.

ARTICLE VII

GENERAL PROVISIONS.

(a) COMPLIANCE WITH LEGAL REQUIREMENTS. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award Agreement or other agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) NONTRANSFERABILITY. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.

(c) NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(d) WITHHOLDING TAXES. The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.

(e) AMENDMENT, TERMINATION AND DURATION OF THE PLAN. This Plan shall continue in effect, subject to approval by the shareholders at such times as shall be required by Code Section 162(m), until amended or terminated in accordance with this Section. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company.

(f) PARTICIPANT RIGHTS. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(g) UNFUNDED STATUS OF AWARDS. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any potential payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(h) NON-EXCLUSIVE PLAN. This Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Company, nor shall it preclude the Committee or Board from authorizing or approving other forms of incentive compensation.

(i) DEFERRALS. The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant by virtue of the satisfaction of any Performance Goals with respect to an Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

(j) GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Ohio.

(k) EFFECTIVE DATE. The Plan shall take effect upon its adoption by the Board, with 2001 being the first Performance Period; PROVIDED, HOWEVER, that the Plan shall be subject to the requisite approval of the shareholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan with respect to calendar year 2001 or thereafter) shall be null and void.

(l) PAYMENTS AFTER DEATH. In the event of the death of a Participant, any payment determined to be due to such participant shall be paid to his or her estate.

(m) INTERPRETATION. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

(n) MODIFICATION. At all times when Code Section 162(m) is applicable, all Awards granted under this Plan to Eligible Officers who are or could reasonably become Covered Employees as determined by the Committee, shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not required or desired with respect to any Award or Awards granted or available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may make any adjustments it deems appropriate.

FIRST AMENDMENT

TO THE

NATIONWIDE FINANCIAL SERVICES, INC.

SENIOR EXECUTIVE INCENTIVE PLAN

Effective January 1, 2004, the Nationwide Financial Services, Inc. Senior Executive Incentive Plan is hereby amended as follows:

The definition of Eligible Officer is amended and restated to read:

“Eligible Officer” means the Chief Executive Officer, President, any Executive Vice President, or any Senior Vice President of the Company.

First Amendment Approved by Board on May 5, 2004.

Appendix C

Audit Committee Charter

NATIONWIDE FINANCIAL SERVICES, INC.

NATIONWIDE LIFE INSURANCE COMPANY

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

CHARTER OF THE AUDIT COMMITTEE

The Audit Committees are committees of the Boards of Directors of Nationwide Financial Services, Inc. (“NFS”), Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company (collective, the “Companies”). The Audit Committees are collectively referred to as the Committee herein. The Committee’s purposes are to engage and oversee the Companies’ independent auditors and to assist the Boards of Directors in their oversight of:

(1)	The integrity of the Companies’ financial statements;

(2)

The Companies’ compliance with legal and regulatory requirements, including requirements of the Securities Exchange Commission (“SEC”), the National Association of Securities Dealers (“NASD”) and the New York Stock Exchange (“NYSE”);

(3)	The qualifications, independence and services of the independent auditors; and

(4)	The performance of the Companies’ internal auditors and independent auditors.

The Committee also will prepare an annual report to the shareholders of NFS for inclusion in NFS’ proxy statement in accordance with the rules of the SEC.

The Committee shall meet at least four times per year and more frequently as circumstances require.

Committee Membership

The Committee shall be comprised of at least three Directors, elected by the Boards of Directors. Each member of the Committee shall be independent, as determined by the Boards of Directors in accordance with the requirements of the SEC, the NYSE, and policies of the Companies. All Committee members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. One or more members of the Committee shall have accounting or related financial management expertise. Members of the Committee shall receive no compensation from the Companies other than compensation as Directors for their services as members of the Boards and their committees.

Committee Authority and Activities

The Committee’s responsibilities fall into five categories of activities as described below:

Authority and Committee Governance Activities:

1.	Provides an open avenue of communication between the internal auditors, the independent auditors and the Boards of Directors.

2.	Provides an open avenue of communication between the legal and compliance functions and the Boards of Directors.

3.

Reviews annually and, if necessary, updates the charters of the Committee and internal audits, submitting the Committee charter to the Boards of Directors for approval and posting the charter on the NFS website.

4.

Receives reports from management and independent auditors as requested by the Committee or required by law or regulation, including reports required by the Sarbanes-Oxley Act of 2002, the NASD, the SEC and the listing requirements of the NYSE.

5.

Receives and considers the regular reports of management regarding the establishment and quarterly and annual assessments of internal controls and disclosure controls required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, including any significant deficiencies in the controls or any fraud involving management or other employees who have a significant role in such controls.

6.

Establishes procedures for the receipt, retention and treatment of complaints received by the Companies regarding accounting, internal accounting controls, or auditing matters, including a process for the receipt of anonymous, confidential concerns submitted by employees regarding questionable accounting or auditing matters.

7.	Meets separately and periodically with management, internal auditors and independent auditors.

8.	Conducts an annual performance evaluation of the Committee, consistent with the listing standards of the NYSE.

Engagement and Oversight of Independent Auditors:

9.

Appoints, terminates, compensates and oversees the work of the Companies’ independent auditors, who shall report to the Committee, including resolution of disagreements with management regarding financial reporting.

10.	Reviews and approves the scope and plan of the annual audit by the independent auditors.

11.

Establishes and annually reviews the Companies’ policy regarding engagement of independent audit firms, and approves all audit and non-audit services (and related fees) as required by law performed by independent auditors pursuant to the Companies’ policy.

12.

At least annually, obtains and reviews a report by the independent auditors describing the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review of the firm, or by any inquiry board investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the independent auditors and the Companies.

13.	Reviews with the independent auditors any audit problems or difficulties and management’s response.

14.	Sets hiring policies for employment by the Companies of current or former independent auditor employees.

15.	Approves the assignment and required rotation of the independent auditors’ lead engagement and review partners.

Oversight of Financial Reporting Activities:

16.

Meets to review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditors, including review of the Companies’ specific disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operations.”

17.	Discusses earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

18.	Reviews timely with management and the independent auditors:

a.	The audit of the financial statements of the Companies and the independent auditors’ reports thereon;

b.	The independent auditors’ report regarding (i) judgments about the quality and appropriateness of the Companies’ critical accounting policies and practices as applied in its financial reporting,

(ii) the auditors’ opinion regarding alternative treatments of financial information within GAAP, the ramifications of each treatment, and the auditors’ preferred treatment, and (iii) material written communications between the auditors and management; and

c.	Any related significant findings and recommendations of the independent auditors, together with management’s responses thereto.

Oversight of Internal Audit Function:

19.	Ensures the Companies establish and maintain an effective internal audit function, including review and concurrence in the appointment, replacement, reassignment or dismissal of the Chief Auditor.

20.	Considers and reviews with management and the Senior Vice President—Internal Audits:

a.	Significant findings during the year and management’s responses thereto;

b.	The adequacy of the Companies’ internal controls, including computerized information system controls and security;

c.

Any changes required in the planned scope of the internal audit plan and any difficulties encountered in the course of internal audits, including any restrictions on the scope of their work or access to required information; and

d.	The Internal Audit department’s budget and staffing.

21.

Reviews with the Chief Auditor and the independent auditors the coordination of audit effort to review completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

Other Activities:

22.	Engages and compensates independent counsel and other advisers as the Committee determines is necessary to carry out its duties.

23.	Discusses policies with respect to risk assessment and risk management.

24.	Reviews with management the results of the Company’s monitoring of compliance with the conflict of interest policy, waivers of that policy, and required disclosure of such waivers.

25.

Receives and considers regular reports from management and the Chief Compliance Officer regarding the establishment and assessments of compliance programs and controls, including reports of serious compliance issues.

26

Reviews management’s assessment of legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs, and reports received from regulators.

27.	Reviews policies and procedures with respect to officers’ expense accounts and perquisites, including use of corporate assets, and considers the results of any review of this area by Internal Audit.

28.	Maintains minutes of meetings and regularly reports actions of the Committee to the Boards of Directors.

The above list represents examples of actions the Committee may take in fulfilling its responsibilities.

The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Boards of Directors.

Adopted	December 7, 2005

NFAR-PS-2005

NATIONWIDE FINANCIAL SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2006

P R O X Y

The undersigned hereby constitutes and appoints Joseph A. Alutto, James G. Brocksmith, Jr. and Alex Shumate, each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Nationwide Financial Services, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at One Nationwide Plaza, Columbus, Ohio, on May 3, 2006, at 1:30 P.M., Eastern Time, and at any adjournments thereof, as follows:

(Continued, and to be marked, dated and signed on the reverse side)

SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù Detach here from proxy voting card. Ù

ANNUAL MEETING OF SHAREHOLDERS

OF

NATIONWIDE FINANCIAL SERVICES, INC.

May 3, 2006

1:30 P.M. Eastern Time

One Nationwide Plaza

Columbus, Ohio

AGENDA

•	ELECT CLASS III DIRECTORS

•	RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS OF THE NATIONWIDE FINANCIAL SERVICES, INC. SENIOR EXECUTIVE INCENTIVE PLAN FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

•	RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006

•	VOTE ON A SHAREHOLDER PROPOSAL REGARDING THE COMPANY’S EXECUTIVE COMPENSATION PLANS

•	CONDUCT ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING

A vote FOR proposals 1, 2 and 3 and a vote AGAINST proposal 4 is recommended by the Board of Directors.

										Mark Here for Address Change or Comments	☐
										PLEASE SEE REVERSE SIDE

		FOR	WITHHELD FOR ALL				FOR	AGAINST	ABSTAIN
1.	Election of Class III Directors. Nominees: 01 W.G. Jurgensen 01 W.G. Jurgensen 02 Lydia M. Marshall 03 David O. Miller 04 Martha Miller de Lombera To withhold authority to vote for any nominee, strike a line through the nominee’s name.	☐	☐		3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.	☐	☐	☐

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR each director listed, FOR approval of the material terms of the performance goals of the Nationwide Financial Services, Inc. Senior Executive Incentive Plan, FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, and AGAINST a shareholder proposal regarding the Company’s executive compensation plans.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated March 29, 2006.

This proxy should be dated and signed by the shareholder exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
2.	Proposal to re-approve the material terms of the performance goals of the Nationwide Financial Services, Inc. Senior Executive Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.	☐	☐	☐	4.	Shareholder proposal regarding the Company’s executive compensation plans.	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù Detach here from proxy voting card. Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet or telephone voting is available through 11:59 PM Eastern Time on May 2, 2006.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/nfs		Telephone 1-866-540-5760		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you are acknowledging receipt of the Notice of Annual Meeting of

Shareholders, the Proxy Statement and the Company’s Annual Report

for 2005. You do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at www.nationwidefinancial.com